Exhibit 99.01
AGREEMENT AND PLAN OF MERGER
by and among
CRITICAL THERAPEUTICS, INC.,
NEPTUNE ACQUISITION CORP.
and
CORNERSTONE BIOPHARMA HOLDINGS, INC.
Dated as of May 1, 2008

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Exhibit A-1	Form of Merger Partner Stockholder Agreement
Exhibit A-2	Form of Merger Partner Noteholder Agreement
Exhibit A-3	Form of Public Company Stockholder Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Schedule A-1	Merger Partner Key Stockholders
Schedule A-2	Public Company Key Stockholders
Schedule 6.13	Officer Appointments
Schedule 6.14(a)	Director Appointments
Schedule 6.14(b)	Director Resignations
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TABLE OF DEFINED TERMS

Cross Reference
Terms	in Agreement
Acquisition Proposal	Section 6.1(f)
Adjusted Warrant	Section 2.4(e)
Affiliate	Section 3.2(e)
Agreement	Preamble
Antitrust Laws	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Carolina Note	Preamble
Carolina Pharmaceuticals Bermuda	Preamble
Certificate of Merger	Section 1.1
Certificates	Section 2.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Comparable Product	Section 3.16(e)
Confidentiality Agreement	Section 5.3
DGCL	Preamble
Dissenting Shares	Section 2.2(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(l)(i)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(l)(ii)
ERISA Affiliate	Section 3.14(l)(iii)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.2(c)
FDA	Section 3.16(a)
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 6.6(a)
Indemnified Parties	Section 6.9(b)
Intellectual Property	Section 3.10(e)(i)
IRS	Section 3.8(b)
Lazard	Section 4.20
Lien	Section 3.4(b)
Merger	Preamble
Merger Partner	Preamble
Merger Partner Authorizations	Section 3.16(a)
Merger Partner Balance Sheet	Section 3.5(a)
Merger Partner Balance Sheet Date	Section 3.5(a)
Merger Partner Board	Preamble
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Cross Reference
Terms	in Agreement
Merger Partner Common Stock	Preamble
Merger Partner Counsel	Section 7.3(d)
Merger Partner Disclosure Schedule	Article III
Merger Partner Employee Plans	Section 3.14(a)
Merger Partner Financial Statements	Section 3.5(a)
Merger Partner Insurance Policies	Section 3.18
Merger Partner Intellectual Property	Section 3.10(b)
Merger Partner Leases	Section 3.9(b)
Merger Partner Material Adverse Effect	Section 3.1
Merger Partner Noteholder Agreement	Preamble
Merger Partner Stock Options	Section 2.4(a)
Merger Partner Stock Plans	Section 2.4(a)
Merger Partner Stockholder Agreements	Preamble
Merger Partner Stockholder Approval	Section 3.4(a)
Merger Partner Third Party Intellectual Property	Section 3.10(b)
Merger Partner Voting Proposal	Section 3.4(a)
Merger Partner Warrants	Section 3.2(d)
NASDAQ	Section 2.1(b)
New Merger Partner Audit Firm	Section 3.5(b)
Operating Company	Preamble
Ordinary Course of Business	Section 3.3(d)
Outside Date	Section 8.1(b)
Patent Rights	Section 3.10(e)(ii)
Proxy Statement/Prospectus	Section 3.5(c)
Public Company	Preamble
Public Company Authorizations	Section 4.16(a)
Public Company Balance Sheet	Section 4.5(b)
Public Company Board	Preamble
Public Company Charter Amendment	Section 2.1(a)
Public Company Common Stock	Section 2.1(a)(i)
Public Company Disclosure Schedule	Article IV
Public Company Employee Plans	Section 4.14(a)
Public Company Form 10-K	Section 4.5(b)
Public Company Insurance Policies	Section 4.18
Public Company Intellectual Property	Section 4.10(b)
Public Company Leases	Section 4.9(b)
Public Company Material Adverse Effect	Section 4.1
Public Company Material Contracts	Section 4.11(a)
Public Company Meeting	Section 3.5(c)
Public Company Preferred Stock	Section 4.2(a)
Public Company Recent SEC Documents	Section 4.6
Public Company SEC Documents	Section 4.5(a)
Public Company Stock Options	Section 4.2(c)
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Cross Reference
Terms	in Agreement
Public Company Stock Plans	Section 4.2(c)
Public Company Stockholder Agreements	Preamble
Public Company Stockholder Approval	Section 3.5(c)
Public Company Third Party Intellectual Property	Section 4.10(b)
Public Company Voting Proposals	Section 3.5(c)
Public Company Warrants	Section 4.2(c)
Registration Statement	Section 3.5(d)
Regulation M-A Filing	Section 3.5(c)
Representatives	Section 6.1(a)
Reverse Stock Split	Section 2.1(a)(i)
Sarbanes Act	Section 4.5(a)
SEC	Section 3.4(c)
Securities Act	Section 3.2(e)
Specified Time	Section 6.1 (a)(ii)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Trademarks	Section 3.10(e)(iii)
Transitory Subsidiary	Preamble
WilmerHale	Section 7.2(d)
Written Consents	Section 3.4(d)
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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2008, is by and among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”).
     WHEREAS, the Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) each deem it advisable and in the best interests of their respective corporation and its stockholders that Public Company and Merger Partner combine in order to advance the long-term business interests of Public Company and Merger Partner;
     WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly owned subsidiary of Public Company;
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s willingness to enter into this Agreement, the stockholders of Merger Partner listed on Schedule A-1 to this Agreement have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-1 (the “Merger Partner Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed (i) to give Public Company a proxy to vote all of the shares of capital stock of Merger Partner that such stockholders own and (ii) not to transfer or otherwise dispose of any shares of capital stock of Merger Partner that such stockholders own or, for 180 days after the Effective Time, any Public Company Common Stock received in exchange therefor pursuant to the Merger;
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s willingness to enter into this Agreement, Carolina Pharmaceuticals Ltd., a Bermuda Exempted Company (“Carolina Pharmaceuticals Bermuda”), the holder of that certain Promissory Note, dated April 19, 2004, with Cornerstone BioPharma, Inc., a Nevada corporation and a wholly owned subsidiary of Merger Partner (“Operating Company”), as amended by that certain Promissory Note Amendment and Waiver Agreement, dated June 6, 2006 (as amended, the “Carolina Note”), has entered into a Noteholder Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-2 (the “Merger Partner Noteholder Agreement”), pursuant to which Carolina Pharmaceuticals Bermuda, among other things, has agreed (i) to exchange or convert the Carolina Note into the common stock, $0.0001 par value per share, of Merger Partner (the “Merger Partner Common Stock”) prior to the Effective Time in accordance with the terms of the Merger Partner Noteholder Agreement, (ii) to give Public Company a proxy to vote all of the shares of capital stock of Merger Partner that Carolina Pharmaceuticals Bermuda owns and (iii) not to transfer or otherwise dispose of any shares of Merger Partner Common Stock that Carolina Pharmaceuticals

Bermuda owns or, for 180 days after the Effective Time, any Public Company Common Stock received in exchange therefor pursuant to the Merger;
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, the stockholders of Public Company listed on Schedule A-2 to this Agreement have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-3 (the “Public Company Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give Merger Partner a proxy to vote all of the shares of capital stock of Public Company that such stockholders own;
     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, the Transitory Subsidiary and Merger Partner agree as follows:
ARTICLE I
THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, Public Company shall prepare (in a form reasonably acceptable to Merger Partner), and on the Closing Date or as soon as practicable thereafter Public Company and Merger Partner shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by Public Company and Merger Partner and set forth in the Certificate of Merger (the “Effective Time”). The Certificate of Merger shall provide that the name of the Surviving Corporation as of and after the Effective Time shall be “Cornerstone BioPharma Holdings, Inc.”
     1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, NC 27601, unless another date, place or time is agreed to in writing by Public Company and Merger Partner. It is the intention of the parties that the Closing shall occur as soon as practicable after the Public Company Meeting.

     1.3 Effects of the Merger. At the Effective Time, the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into Merger Partner (Merger Partner following the Merger is sometimes referred to herein as the “Surviving Corporation”), and the Merger shall have the effects set forth in the DGCL.
     1.4 Certificate of Incorporation; Bylaws.
          (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time in its entirety to read in the form attached hereto as Exhibit B.
          (b) The Bylaws of the Surviving Corporation immediately following the Effective Time shall be the same as the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to “Cornerstone BioPharma Holdings, Inc.”
     1.5 Directors and Officers of the Surviving Corporation.
          (a) The directors of Merger Partner immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (b) The officers of Merger Partner immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Reverse Split of Public Company Common Stock.
          (a) Immediately prior to the Effective Time, and subject to receipt of the Public Company Stockholder Approval, Public Company shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation (the “Public Company Charter Amendment”), whereby, upon the effectiveness of filing of the Public Company Charter Amendment, without any further action on the part of Public Company, Merger Partner or any stockholder of Public Company:
               (i) Each share of common stock, $0.001 par value per share, of Public Company (“Public Company Common Stock”) issued and outstanding immediately prior to the effective time specified in the Public Company Charter Amendment shall be reclassified and combined into and become a fractional number of fully paid and nonassessable shares of Public Company Common Stock to be mutually agreed upon by Public Company and Merger Partner (the “Reverse Stock Split”).
               (ii) Any shares of Public Company Common Stock held as treasury stock or owned by Public Company immediately prior to the filing of the Public Company Charter Amendment shall each be reclassified and combined into and become an identical fractional number of shares of Public Company Common Stock as determined by the Board of Directors of Public Company in connection with Section 2.1(a)(i).
          (b) No certificates or scrip representing fractional shares of Public Company Common Stock shall be issued in connection with the Reverse Stock Split. Each holder of shares of Public Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all fractional shares of Public Company Common Stock otherwise issuable to such holder) shall be entitled to receive, in lieu thereof, upon surrender of such holder’s certificate(s) representing such fractional shares of Public Company Common Stock, cash (without interest) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the average last reported sales prices of Public Company Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The NASDAQ Stock Market LLC (“NASDAQ”) during the ten consecutive trading days ending on the last trading day prior to the Effective Time.
          (c) To give effect to, and as of the effective time of, the Reverse Stock Split, Public Company shall adjust and proportionately decrease the number of shares of Public Company Common Stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options, warrants and other rights to acquire Public Company Common Stock.
          (d) The Exchange Ratio shall be appropriately adjusted at the Effective Time to reflect fully the effect of the Reverse Stock Split.
          2.2 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of Merger Partner or the holder of any shares of the capital stock of the Transitory Subsidiary:
          (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Public Company Owned Stock. All shares of Merger Partner Common Stock that are owned by Merger Partner as treasury stock or by any wholly owned Subsidiary of Merger Partner and any shares of Merger Partner Common Stock owned by Public Company, the Transitory Subsidiary or any other wholly owned Subsidiary of Public Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.
          (c) Exchange Ratio for Merger Partner Common Stock. Upon surrender of the certificate representing such share of Merger Partner Common Stock in the manner provided in Section 2.3 and subject to the provisions thereof, each share of Merger Partner Common Stock (other than shares to be cancelled in accordance with Section 2.2(b) and Dissenting Shares) shall be converted into and exchanged for the right to receive a number of shares of Public Company Common Stock equal to the product of (i) 2.3333 multiplied by (ii) the quotient of (A)

43,479,198 divided by (B) the sum of (x) the number of shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Merger Partner Common Stock issuable upon exercise of Merger Partner Stock Options and Merger Partner Warrants outstanding immediately prior to the Effective Time, subject to adjustment as provided in Section 2.1(d) (the “Exchange Ratio”). As of the Effective Time, all such shares of Merger Partner Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.2(c) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3, without interest. For purposes of this Agreement, “Dissenting Shares” shall mean Merger Partner Common Stock held as of the Effective Time that has not been voted in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.
          (d) Unvested Stock. At the Effective Time, any shares of Public Company Common Stock issued in accordance with Section 2.2(c) with respect to any unvested shares of Merger Partner Common Stock awarded to employees, directors or consultants pursuant to any of Merger Partner’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Merger Partner Common Stock vest at the Effective Time. Copies of the relevant agreements governing such shares and the vesting thereof have been provided or made available to Public Company. All outstanding rights that Merger Partner may hold immediately prior to the Effective Time to repurchase unvested shares of Merger Partner Common Stock shall be assigned to Public Company in the Merger and shall thereafter be exercisable by Public Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Merger Partner shall take all steps necessary to cause the foregoing provisions of this Section 2.2(d) to occur.
     2.3 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Stock pursuant to the Merger are as follows:
          (a) Exchange Agent. As of the Effective Time, Public Company shall deposit with BNY Mellon Shareowner Services or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this Section 2.3, through the Exchange Agent, (i) certificates representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.2 in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.3(c) and (iii) any dividends or distributions to which holders of certificates that immediately prior to the Effective Time represented outstanding shares of Merger Partner Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.2 into the right to receive shares of Public Company Common Stock may be entitled pursuant to Section 2.3(d).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.3(c) and any dividends or distributions then payable pursuant to Section 2.3(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Common Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to Section 2.3(c) and any dividends or distributions pursuant to Section 2.3(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to Section 2.3(c) and any dividends or distributions then payable pursuant to Section 2.3(d), as contemplated by this Section 2.3.
          (c) No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the average of the last reported sales prices of Public Company Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on NASDAQ during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as described in Section 2.3(b), subject to Section 2.3(i). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.
          (e) No Further Ownership Rights in Merger Partner Common Stock. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.3(c) or 2.3(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for 180 days after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock who has not previously complied with this Section 2.3 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.
          (g) No Liability. To the extent permitted by applicable law, none of Public Company, the Transitory Subsidiary, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Withholding Rights. Each of Public Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation, Public Company or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation, Public Company or the Exchange Agent, as the case may be.
          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.
     2.4 Merger Partner Stock Plans and Merger Partner Warrants.
          (a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (“Merger Partner Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Merger Partner (the “Merger Partner Stock Plans”) themselves, insofar as they relate to outstanding Merger Partner Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Merger Partner Stock Option pursuant to this Section 2.4(a) shall comply with all requirements of Sections 424 and 409A of the Code and the final Treasury regulations issued thereunder. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.4 after giving effect to the Merger).
          (b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in the Merger Partner Stock Plans appropriate notice setting forth such participants’ rights pursuant to the Merger Partner Stock Options, as provided in this Section 2.4.

          (c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of the Merger Partner Stock Options assumed in accordance with this Section 2.4. As promptly as practicable after the Effective Time, Public Company shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Public Company Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
          (d) Merger Partner shall terminate any employee stock purchase plans in accordance with their terms as of or prior to the Effective Time.
          (e) At the Effective Time, each Merger Partner Warrant outstanding immediately prior to the Effective Time shall be assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Merger Partner Warrant, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Prior to the Effective Time, Public Company shall take all necessary actions for the assumption of Merger Partner Warrants and their conversion into Adjusted Warrants, including the reservation and listing of Public Company Common Stock in a number at least equal to the number of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.
     2.5 Dissenting Shares.
          (a) Dissenting Shares shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Public Company Common Stock issuable in respect of such Merger Partner Common Stock pursuant to Section 2.2(c), and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing the Public Company Common Stock to which such stockholder is entitled pursuant to Section 2.2(c).
          (b) Merger Partner shall give Public Company (i) prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of

Public Company, make any payment with respect to any demands for appraisal of Merger Partner Common Stock or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER
     Merger Partner represents and warrants to Public Company and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Merger Partner to Public Company and the Transitory Subsidiary on the date of this Agreement (the “Merger Partner Disclosure Schedule”). The Merger Partner Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify (1) the corresponding section in this Article III and (2) the other sections in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. For purposes hereof, “to the knowledge of Merger Partner” and similar expressions mean the knowledge of the persons identified on the Merger Partner Disclosure Schedule for this purpose, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question.
     3.1 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.1 of the Merger Partner Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. For purposes of this Agreement, the term “Merger Partner Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, condition (financial or other), or results of operations of Merger Partner and its Subsidiaries, taken as a whole, or (ii) the ability of Merger Partner and its Subsidiaries to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to be a Merger Partner Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a materially disproportionate effect on Merger Partner and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Merger Partner and its Subsidiaries operate), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on Merger Partner and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Merger Partner and its Subsidiaries operate), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to Merger Partner and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on Merger Partner and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Merger Partner and its Subsidiaries operate), (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a materially disproportionate effect on Merger Partner and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Merger Partner and its Subsidiaries operate), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect in the prior sentence of this paragraph or Public Company Material Adverse Effect in Section 4.1. Merger Partner has provided or made available to Public Company complete and accurate copies of its Certificate of Incorporation and Bylaws and is not in default under or in violation of any provision of either such document.
     3.2 Capitalization.
          (a) The authorized capital stock of Merger Partner consists of 50,000,000 shares of Merger Partner Common Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s Certificate of Incorporation. As of the close of business on the business day prior to the date of this Agreement, (i) 24,926,150 shares of Merger Partner Common Stock were issued and outstanding and (ii) no shares of Merger Partner Common Stock were held in the treasury of Merger Partner or by Subsidiaries of Merger Partner.
          (b) Section 3.2(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the close of business on the business day prior to the date of this Agreement, of the holders of Merger Partner Common Stock, showing the number of shares held by each stockholder. Section 3.2(b) of the Merger Partner Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Merger Partner Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Merger Partner, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.
          (c) Section 3.2(c) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Merger Partner Stock Plans, indicating for each Merger Partner Stock Plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Merger Partner Common Stock issued to date under such Plan, the number of shares of Merger Partner Common Stock subject to outstanding options under such Plan and the number of shares of Merger Partner Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Merger Partner Stock Options, indicating with respect to each such Merger Partner Stock Option the name of the holder thereof, the Merger Partner Stock Plan under which it was granted, the number of shares of Merger Partner Common Stock subject to such Merger Partner Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger. Merger Partner has provided or made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all stock option agreements evidencing Merger Partner Stock Options.
          (d) Section 3.2(d) of the Merger Partner Disclosure Schedule sets forth the number of shares of Merger Partner Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Merger Partner Stock Options) to purchase shares of Merger Partner Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Merger Partner Warrants”) and the agreement or other document under which such Merger Partner Warrants were granted and sets forth a complete and accurate list of all holders of Merger Partner Warrants indicating the number and type of shares of Merger Partner Common Stock subject to each Merger Partner Warrant, and the exercise price, the date of grant and the expiration date thereof. Merger Partner has provided or made available to Public Company complete and accurate copies of the forms of agreements evidencing all Merger Partner Warrants.
          (e) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Merger Partner Stock Plans, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner or any of its Subsidiaries is a party or by which Merger Partner or any of its Subsidiaries is bound obligating Merger Partner or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Merger Partner Stockholder Agreements and the Merger Partner Noteholder Agreement, neither Merger Partner nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2(e), there are no registration rights, and there is no rights agreement, “poison pill”

anti-takeover plan or other agreement or understanding to which Merger Partner or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.
          (f) All outstanding shares of Merger Partner Common Stock are, and all shares of Merger Partner Common Stock subject to issuance as specified in Sections 3.2(c) and 3.2(d), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s Certificate of Incorporation or Bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Merger Partner Common Stock. All outstanding shares of Merger Partner Common Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities laws.
          (g) No consent of the holders of Merger Partner Stock Options or Merger Partner Warrants is required in connection with the actions contemplated by Section 2.4.
     3.3 Subsidiaries.
          (a) Section 3.3(a) of the Merger Partner Disclosure Schedule sets forth, for each Subsidiary of Merger Partner: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Merger Partner are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by Merger Partner or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Merger Partner’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Merger Partner or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Merger Partner. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Merger Partner. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Merger Partner.
          (c) Merger Partner has provided or made available to Public Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Merger Partner.
          (d) Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Merger Partner. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Merger Partner or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Merger Partner or any other entity, other than guarantees of bank obligations of Subsidiaries of Merger Partner entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) Merger Partner has all requisite corporate power and authority to enter into this Agreement, subject only to the adoption of this Agreement (the “Merger Partner Voting Proposal”) by Merger Partner’s stockholders under the DGCL (the “Merger Partner Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a meeting duly called and held, by the unanimous vote of all directors, or by unanimous written consent in lieu of a meeting, (i) determined that the Merger is advisable, fair and in the best interests of Merger Partner and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of Merger Partner for their adoption and resolved to recommend that the stockholders of Merger Partner vote in favor of the adoption of this Agreement and (iv) to the extent necessary, adopted a resolution having the effect of causing Merger Partner not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and constitutes the valid and binding obligation of Merger Partner, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

          (b) The execution and delivery of this Agreement by Merger Partner do not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Merger Partner or of the charter, bylaws or other organizational document of any Subsidiary of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (each, a “Lien”) on Merger Partner’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Merger Partner or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Partner or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Section 3.4(b) of the Merger Partner Disclosure Schedule lists all consents, waivers and approvals under any of Merger Partner’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably likely to have a Merger Partner Material Adverse Effect.
          (d) The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of a majority of the votes represented by the outstanding shares of Merger Partner Common Stock, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.
     3.5 Merger Partner Financial Statements; Information Provided.
          (a) Merger Partner has provided to Public Company the Merger Partner Financial Statements prior to the date of this Agreement. The Merger Partner Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of Merger Partner and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Merger Partner and its Subsidiaries, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes. For purposes of this Agreement, “Merger Partner Financial Statements” means the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner as of the end of and for each of the last three fiscal years, including the audited consolidated balance sheet of Merger Partner (the “Merger Partner Balance Sheet”) as of December 31, 2007 (the “Merger Partner Balance Sheet Date”).
          (b) Merger Partner shall engage as promptly as practicable, but in any event within 15 business days, following the date of this Agreement an independent registered public accounting firm to be mutually agreed upon by Merger Partner and Public Company (the “New Merger Partner Audit Firm”) to perform a new audit of the consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner as of the end of and for each of the last three fiscal years and a review in accordance with Statement on Auditing Standards No. 100 of the unaudited consolidated balance sheets and statements of income and cash flows as of and for any applicable interim period required to be included in or filed as an exhibit or attached to the Registration Statement or the Proxy Statement/Prospectus. The New Merger Partner Audit Firm shall be at all times following its engagement by Merger Partner (i) “independent” with respect to Merger Partner within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. Notwithstanding anything to the contrary in this Section 3.5(b), the audit committee (or equivalent body) of Merger Partner need not be comprised of members who are “independent” within the meaning of Section 10A of the Exchange Act and Rule 10A-3 promulgated thereunder.
          (c) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Public Company pursuant to which shares of Public Company Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be sent to (i) the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to consider (A) the issuance of shares of Public Company Common Stock in the Merger, (B) the Reverse Stock Split and (C) changing the name of Public Company to “Cornerstone Therapeutics Inc.” effective immediately after the Effective Time (collectively, the “Public Company Voting Proposals”) under NASDAQ rules and the DGCL, as applicable (the “Public Company Stockholder Approval”), and (ii) to the stockholders of Merger Partner, which information shall be deemed to include all information about or relating to Merger Partner and its Subsidiaries and the statutory appraisal rights of the stockholders of Merger Partner under Section 262 of the DGCL (the “Appraisal Rights”), shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Merger Partner or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by Merger Partner or should occur, Merger Partner shall promptly inform Public Company of such fact or event.
     3.6 No Undisclosed Liabilities. Except as reflected or reserved against on the Merger Partner Financial Statements (including the notes thereto), and except for normal and recurring liabilities incurred since the date of the Merger Partner Balance Sheet in the Ordinary Course of Business, Merger Partner and its Subsidiaries do not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether or not required to be reflected in financial statements (including the notes thereto) in accordance with GAAP), that, individually or in the aggregate, are reasonably likely to have a Merger Partner Material Adverse Effect.
     3.7 Absence of Certain Changes or Events. Since the Merger Partner Balance Sheet Date, Merger Partner and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Merger Partner Material Adverse Effect; or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

     3.8 Taxes.
          (a) Each of Merger Partner and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Merger Partner and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Merger Partner and each of its Subsidiaries for Tax periods through the date of the Merger Partner Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Merger Partner Balance Sheet and all unpaid Taxes of Merger Partner and each of its Subsidiaries for all Tax periods commencing after the date of the Merger Partner Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither Merger Partner nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is Merger Partner. Neither Merger Partner nor any of its Subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Merger Partner or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Merger Partner or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes supplied to a Governmental Entity, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
          (b) Merger Partner has delivered or made available to Public Company (i) complete and correct copies of all Tax Returns of Merger Partner and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of Merger Partner and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Merger Partner Disclosure Schedule. No examination or audit of any Tax Return of Merger Partner or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, threatened or contemplated. Neither Merger Partner nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Merger Partner or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Merger Partner nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.
          (c) Neither Merger Partner nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
          (d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by Merger Partner or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
          (e) Neither Merger Partner nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (f) Neither Merger Partner nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Merger Partner or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.
          (h) Neither Merger Partner nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
          (i) Neither Merger Partner nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or any analogous provision of state or local law.
     3.9 Owned and Leased Real Properties.
          (a) Neither Merger Partner nor any of its Subsidiaries owns or has ever owned any real property.
          (b) Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner or any of its Subsidiaries (collectively, the “Merger Partner Leases”) and the location of the premises. Neither Merger Partner, nor any of its Subsidiaries nor, to the knowledge of Merger Partner, any other party is in default under any of the Merger Partner Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect. Neither Merger Partner nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Merger Partner and its Subsidiaries. Merger Partner has provided or made available to Public Company complete and accurate copies of all Merger Partner Leases.
     3.10 Intellectual Property.
          (a) Merger Partner and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of Merger Partner and its Subsidiaries as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding currently-available, off-the-shelf software programs that are licensed by Merger Partner pursuant to “shrink wrap” licenses under which aggregate fees and royalties paid to the licensor do not exceed $50,000 annually), the absence of which, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.
          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Merger Partner or any of its Subsidiaries that is material to the business of Merger Partner and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Merger Partner or any of its Subsidiaries (the “Merger Partner Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Merger Partner or any of its Subsidiaries is a party and pursuant to which Merger Partner or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of Merger Partner and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by

Merger Partner or any of its Subsidiaries (the “Merger Partner Third Party Intellectual Property”). Section 3.10(b)(i) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of Merger Partner Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.10(b)(ii) sets forth a complete and accurate list of all Merger Partner Third Party Intellectual Property.
          (c) All patents and registrations and applications for Trademarks, service marks and copyrights which are held by Merger Partner or any of its Subsidiaries and that are material to the business of Merger Partner and its Subsidiaries, taken as a whole, are valid and subsisting. Merger Partner and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Merger Partner Intellectual Property. To the knowledge of Merger Partner, no other person or entity is infringing, violating or misappropriating any of the Merger Partner Intellectual Property or Merger Partner Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Merger Partner Material Adverse Effect.
          (d) To the knowledge of Merger Partner, none of the (i) products previously or currently sold by Merger Partner or any of its Subsidiaries or (ii) business or activities previously or currently conducted by Merger Partner or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Neither Merger Partner nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.
          (e) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Intellectual Property” means the following subsisting throughout the world:
                    (A) Patent Rights;
                    (B) Trademarks and all goodwill in the Trademarks;
                    (C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
                    (D) mask works and registrations and applications for registration thereof under the laws of any jurisdiction;
                    (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

                    (F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
               (ii) “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
               (iii) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     3.11 Contracts.
          (a) Section 3.11(a) of the Merger Partner Disclosure Schedule lists the following agreements (written or oral) to which Merger Partner or any of its Subsidiaries is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $150,000 per annum or having a remaining term longer than six months;
               (ii) any agreement (or group of related agreements) that is not terminable without cause by Merger Partner with less than 120 days notice without penalty, including the payment of any termination fee or refund of amounts previously received, and that is for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves an aggregate of more than $150,000 or (C) in which Merger Partner or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;
               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $150,000 or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;
               (v) any agreement for the disposition of any significant portion of the assets or business of Merger Partner or any of its Subsidiaries (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

               (vi) any employment or consulting agreement;
               (vii) any agreement involving any current or former officer, director or stockholder of Merger Partner or an Affiliate thereof;
               (viii) any agreement under which the consequences of a default or termination would reasonably be likely to have a Merger Partner Material Adverse Effect;
               (ix) any agreement which contains any provisions requiring Merger Partner or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
               (x) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Merger Partner or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;
               (xi) any agreement under which Merger Partner or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xii) any agreement under which Merger Partner or any of its Subsidiaries has licensed any material Intellectual Property to or from any third party (excluding currently-available, off-the-shelf software programs that are licensed by Merger Partner or any of its Subsidiaries pursuant to “shrink wrap” licenses under which aggregate fees and royalties paid to the licensor do not exceed $50,000 annually);
               (xiii) any agreement that would entitle any third party to receive a license or any other right to intellectual property of Public Company or any of Public Company’s Affiliates following the Closing; and
               (xiv) any other agreement (or group of related agreements) (A) involving more than $150,000 or (B) not entered into in the Ordinary Course of Business.
          (b) Merger Partner has provided or made available to Public Company a complete and accurate copy of each agreement listed in Section 3.10 or Section 3.11 of the Merger Partner Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Merger Partner nor any of its Subsidiaries nor, to the knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach, violation or default by Merger Partner or any of its Subsidiaries or, to the knowledge of Merger Partner, any other party under such agreement, except for breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Neither Merger Partner nor any of its Subsidiaries has received any notice in writing from any other party, and, to the knowledge of Merger Partner, no party has threatened, to terminate, cancel, fail to renew or otherwise materially modify any such agreements the loss of which, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.
     3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Merger Partner, has been threatened in writing against Merger Partner or any of its Subsidiaries that (a) seeks either damages in excess of $150,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Merger Partner or any of its Subsidiaries.
     3.13 Environmental Matters.
          (a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect:
               (i) Merger Partner and its Subsidiaries have complied with all applicable Environmental Laws;
               (ii) to the actual knowledge of Merger Partner, and without independent investigation, the properties currently owned, leased or operated by Merger Partner and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances at levels or in a condition that would violate applicable Environmental Laws;
               (iii) to the actual knowledge of Merger Partner, and without independent investigation, the properties formerly owned, leased or operated by Merger Partner or any of its Subsidiaries were not, during the period of ownership, use or operation by Merger Partner or any of its Subsidiaries, contaminated with Hazardous Substances at levels or in a condition that would violate applicable Environmental Laws;
               (iv) neither Merger Partner nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;
               (v) neither Merger Partner nor any of its Subsidiaries have released any Hazardous Substance into the environment;
               (vi) neither Merger Partner nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Merger Partner or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

               (vii) neither Merger Partner nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
               (viii) there are no circumstances or conditions involving Merger Partner, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of Merger Partner or any of its Subsidiaries pursuant to any Environmental Law.
          (b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
          (c) For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
     3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Merger Partner or any of its Subsidiaries or any of their respective ERISA Affiliates (collectively, the “Merger Partner Employee Plans”).
          (b) With respect to each Merger Partner Employee Plan, Merger Partner has provided or made available to Public Company, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Merger Partner Employee Plan, (iv) the most recent financial statements for each Merger Partner Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.
          (c) Each Merger Partner Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of Merger Partner and its Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations with respect to such Merger Partner Employee Plan and has made all required contributions thereto (or reserved such contributions on the Merger Partner Balance Sheet). Merger Partner and its Subsidiaries and each of their respective ERISA Affiliates and each Merger Partner Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Merger Partner Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to Merger Partner Employee Plans, no event has occurred, and to the knowledge of Merger Partner, there exists no condition or set of circumstances in connection with which Merger Partner or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect under ERISA, the Code or any other applicable law.
          (d) With respect to Merger Partner Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Merger Partner, which obligations are reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect. The assets of each Merger Partner Employee Plan that is funded are reported at their fair market value on the books and records of such Merger Partner Employee Plan.
          (e) All Merger Partner Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Merger Partner Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Merger Partner Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.
          (f) Neither Merger Partner nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Merger Partner Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Merger Partner Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Merger Partner Employee Plan holds securities issued by Merger Partner or any of its Subsidiaries or any of their respective ERISA Affiliates.
          (g) Each Merger Partner Employee Plan is amendable and terminable unilaterally by Merger Partner and any of Merger Partner’s Subsidiaries that are a party thereto or covered thereby at any time without liability to Merger Partner or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Merger Partner Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Merger Partner or any of its Subsidiaries from amending or terminating any such Merger Partner Employee Plan. The investment vehicles used to fund Merger Partner Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.
          (h) Neither Merger Partner nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other employee of Merger Partner or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Merger Partner or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from Merger Partner or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding Merger Partner or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
          (i) None of the Merger Partner Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (j) Each Merger Partner Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith reasonable compliance with Code Section 409A and IRS Notice 2005-1. No Merger Partner Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Merger Partner Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
          (k) Section 3.14(k) of the Merger Partner Disclosure Schedule sets forth the policy of Merger Partner and each of its Subsidiaries with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of April 15, 2008.
          (l) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the entity in question or any of its Subsidiaries or ERISA Affiliates.
               (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               (iii) “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.
     3.15 Compliance With Laws. Merger Partner and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.
     3.16 Permits and Regulatory Matters.
          (a) Merger Partner and each of its Subsidiaries have all permits, licenses, registrations, authorizations and franchises from Governmental Entities required to conduct their businesses as currently conducted or as currently proposed to be conducted, including without limitation all such permits, licenses, registrations, authorizations and franchises required by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity exercising comparable authority (the “Merger Partner Authorizations”), except for such permits, licenses, registrations, authorizations and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner and its Subsidiaries are in compliance with the terms of the Merger Partner Authorizations, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect. No Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
          (b) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Merger Partner or any of its Subsidiaries are in compliance with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect. Neither Merger Partner nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and to the knowledge of Merger Partner there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Merger Partner or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect.
          (c) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Merger Partner or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Merger Partner, threatened by the FDA or any other Governmental Entity exercising comparable authority. Merger Partner has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Merger Partner or any of its Subsidiaries.
          (d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Merger Partner or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and neither Merger Partner nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Merger Partner or any of its Subsidiaries, except for such terminations, suspensions or material modifications that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.
          (e) With respect to each unapproved drug product marketed by or on behalf of Merger Partner or any of its Subsidiaries, there currently is no Comparable Product that has received FDA approval of a New Drug Application, and to the knowledge of Merger Partner no other person is developing or has developed, or is seeking or has sought FDA approval of a New Drug Application for, a Comparable Product. For purposes hereof, the term “Comparable Product” means a product with the same or functionally similar active pharmaceutical ingredient for use for the same or substantially similar indication as any unapproved drug product marketed by or on behalf of Merger Partner or any of its Subsidiaries.
          (f) With respect to Merger Partner’s product Tussionex, to the knowledge of Merger Partner no other person is developing or has developed, or is seeking or has sought FDA approval of an Abbreviated New Drug Application or a Supplemental New Drug Application for, a product with the same or functionally similar active pharmaceutical ingredient for use for the same or substantially similar indication.

     3.17 Employees.
          (a) Substantially all current or past key employees of Merger Partner or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Merger Partner or such Subsidiary, a copy or form of which has previously been provided or made available to Public Company. To the knowledge of Merger Partner, no employee of Merger Partner or any Subsidiary of Merger Partner is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner or any of its Subsidiaries because of the nature of the business currently conducted or currently proposed to be conducted by Merger Partner or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a Merger Partner Material Adverse Effect. To the knowledge of Merger Partner, no key employee or group of employees has any plans to terminate employment with Merger Partner or its Subsidiaries.
          (b) Neither Merger Partner nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Merger Partner nor any of its Subsidiaries is the subject of any proceeding asserting that Merger Partner or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect, nor is there pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner or any of its Subsidiaries.
     3.18 Insurance. Section 3.18 of the Merger Partner Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all insurance policies maintained by Merger Partner or any of its Subsidiaries (the “Merger Partner Insurance Policies”). Each Merger Partner Insurance Policy is in full force and effect as of the date of this Agreement. As of the date of this Agreement, there is no material claim by Merger Partner or any of its Subsidiaries pending under any Merger Partner Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.
     3.19 No Existing Discussions. As of the date of this Agreement, neither Merger Partner nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.
     3.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Jefferies & Company, Inc. whose fees and expenses shall be paid by Merger Partner. Merger Partner has provided or made available to Public Company a complete and accurate copy of all agreements pursuant to which Jefferies & Company, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     3.21 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.
          (a) Merger Partner and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Merger Partner and to maintain accountability for Merger Partner’s consolidated assets, (iii) access to assets of Merger Partner and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) Neither Merger Partner nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC.
          (c) Neither Merger Partner nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner.
     3.22 Certain Business Relationships With Affiliates. No Affiliate of Merger Partner or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Merger Partner or any of its Subsidiaries, (b) has any claim or cause of action against Merger Partner or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Merger Partner or any of its Subsidiaries. Section 3.22 of the Merger Partner Disclosure Schedule describes any commercial transactions or relationships between Merger Partner or any of its Subsidiaries and any Affiliate thereof as of the date of this Agreement.
     3.23 Books and Records. The minute books and other similar records of Merger Partner and each of its Subsidiaries contain complete and accurate records of all actions taken at any meetings of Merger Partner’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Merger Partner and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Merger Partner or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 3.23 of the Merger Partner Disclosure Schedule sets forth a list of all bank accounts and safe deposit boxes of Merger Partner and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND THE
TRANSITORY SUBSIDIARY
     Public Company and the Transitory Subsidiary represent and warrant to Merger Partner that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Public Company and the Transitory Subsidiary to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”). The Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any section shall qualify (1) the corresponding section in this Article IV and (2) the other sections in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. For purposes hereof, “to the knowledge of Public Company” and similar expressions mean the knowledge of the persons identified on the Public Company Disclosure Schedule for this purpose, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question.
     4.1 Organization, Standing and Power. Each of Public Company and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.1(i) of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, condition (financial or other), or results of operations of Public Company and its Subsidiaries, taken as a whole, or (ii) the ability of Public Company and its Subsidiaries to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to be a Public Company Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which Public Company has substantial business operations (except to the extent those changes have a materially disproportionate effect on Public Company and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Public Company and its Subsidiaries operate), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on Public Company and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Public Company and its Subsidiaries operate), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to Public Company and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on Merger Partner and its

Subsidiaries as compared to other similarly situated participants in the industries or markets in which Public Company and its Subsidiaries operate), (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a materially disproportionate effect on Public Company and its Subsidiaries as compared to other similarly situated participants in the industries or markets in which Public Company and its Subsidiaries operate), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (G) the matters described on Section 4.1(ii) of the Public Company Disclosure Schedule; and provided, further, that in no event shall a change in the public trading price of Public Company Common Stock, by itself, be considered material or constitute a Public Company Material Adverse Effect, although the underlying cause of any change in the public trading price of Public Company Common Stock may nonetheless be considered in determining the occurrence of a Public Company Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Public Company Material Adverse Effect in the prior sentence of this paragraph or Merger Partner Material Adverse Effect in Section 3.1. Public Company has provided or made available to Merger Partner complete and accurate copies of its Certificate of Incorporation and Bylaws.
     4.2 Capitalization.
          (a) The authorized capital stock of Public Company consists of 90,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s Certificate of Incorporation. As of the close of business on the business day prior to the date of this Agreement, (i) 43,479,198 shares of Public Company Common Stock were issued and outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued and outstanding.
          (b) Section 4.2(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of the number of issued and outstanding shares of Public Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Public Company.
          (c) Section 4.2(c) of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all plans under which outstanding options to purchase shares of Public Company Common Stock (“Public Company Stock Options”) were granted (collectively, “Public Company Stock Plans”), indicating for each Public Company Stock Plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Public Company Common Stock subject to outstanding options under such Plan and the number of shares of Public Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Public Company Stock Options, indicating with respect to each such Public Company Stock Option the Public Company Stock Plan under which it was granted, the number of shares of Public Company Common Stock subject to such Public Company Stock Option and the exercise price. Public Company has provided or made available to Merger Partner complete and accurate copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options.
          (d) Section 4.2(d) of the Public Company Disclosure Schedule sets forth the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted and sets forth a complete and accurate list of all holders of Public Company Warrants indicating the number and type of shares of Public Company Common Stock subject to each Public Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Public Company has provided or made available to Merger Partner complete and accurate copies of the forms of agreements evidencing all Public Company Warrants.
          (e) Except (i) as set forth in this Section 4.2 or in Article II and (ii) as reserved for future grants under Public Company Stock Plans, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Public Company Stockholder Agreements, neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(e), there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.
          (f) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(c) and 4.2(d) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Public Company’s Certificate of Incorporation or Bylaws or any agreement to which Public Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock.
     4.3 Subsidiaries.
          (a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.
          (b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Public Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.
          (c) Public Company has provided or made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.
          (d) Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any

Subsidiary of Public Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.
     4.4 Authority; No Conflict; Required Filings and Consents.
          (a) Each of Public Company and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors, (i) determined that the Merger is fair to and in the best interests of Public Company and its stockholders, (ii) directed that the Public Company Voting Proposals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of the Public Company Voting Proposals and (iii) to the extent necessary, adopted a resolution having the effect of causing Public Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The Board of Directors of the Transitory Subsidiary, by unanimous written consent in lieu of a meeting, adopted a resolution approving the Merger Agreement and declaring its advisability. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of Public Company and the Transitory Subsidiary, subject only to the required receipt of the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of the Transitory Subsidiary. Public Company agrees to take the appropriate action to so adopt this Agreement promptly following the date hereof. This Agreement has been duly executed and delivered by each of Public Company and the Transitory Subsidiary and constitutes the valid and binding obligation of each of Public Company and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by each of Public Company and the Transitory Subsidiary do not, and the consummation by Public Company and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Public Company or the Transitory Subsidiary or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Public Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Section 4.4(b) of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Public Company, Merger Partner or the Surviving Corporation as a result of the Merger.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 or Section 15(d) of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of a Notification Form: Listing of Additional Shares with NASDAQ, (vii) an application for re-listing by listed issuer under NASDAQ Marketplace Rule 4340 and (viii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably likely to have a Public Company Material Adverse Effect.
          (d) The affirmative vote in favor of the Public Company Voting Proposals by the holders of a majority of the votes represented by the outstanding shares of Public Company Common Stock at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities necessary to approve the Public Company Voting Proposals. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.
     4.5 SEC Filings; Financial Statements; Information Provided.
          (a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC since January 1, 2006 and has made available to Merger Partner copies of all registration statements, forms, reports, certifications and other documents filed by Public Company with the SEC since

January 1, 2006, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”)). All such registration statements, forms, reports, certifications and other documents (including those that Public Company may file after the date hereof until the Closing) are referred to herein as the “Public Company SEC Documents.” All Public Company SEC Documents are publicly available on the SEC’s EDGAR system. Public Company has made available to Merger Partner copies of all comment letters received by Public Company from the staff of the SEC since January 1, 2006 and all responses to such comment letters by or on behalf of Public Company. All Public Company SEC Documents (A) were or will be filed or deemed filed on a timely basis, (B) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Public Company SEC Documents and (C) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Documents or necessary in order to make the statements in such Public Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Public Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in Public Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Public Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Public Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated balance sheet of Public Company as of December 31, 2007 contained in Public Company’s Annual Report on Form 10-K, as amended, for the period ended December 31, 2007 (the “Public Company Form 10-K”) filed with the SEC is referred to herein as the “Public Company Balance Sheet.”
          (c) Deloitte & Touche LLP, Public Company’s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.
          (d) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration

Statement, or to be included or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to (i) the stockholders of Public Company in connection with the Public Company Meeting and (ii) the stockholders of Merger Partner, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposals or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Public Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by Public Company or should occur, Public Company shall promptly inform Merger Partner of such fact or event.
     4.6 No Undisclosed Liabilities. Except as disclosed in the Public Company Form 10-K or any Public Company SEC Documents filed after the filing of the Public Company Form 10-K and prior to the date of this Agreement (together with the Public Company Form 10-K, the “Public Company Recent SEC Documents”), and except for normal and recurring liabilities incurred since the date of the Public Company Balance Sheet in the Ordinary Course of Business, Public Company and its Subsidiaries do not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether or not required to be reflected in financial statements (including the notes thereto) in accordance with GAAP), that, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect.
     4.7 Absence of Certain Changes or Events. Except as disclosed in the Public Company Recent SEC Documents, since the date of the Public Company Balance Sheet, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.
     4.8 Taxes.
          (a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods through the date of the Public Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither Public Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is Public Company. Neither Public Company nor any of its Subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Public Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all Tax Returns of Public Company and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of Public Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.8(b) of the Public Company Disclosure Schedule. No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, threatened or contemplated. Neither Public Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.
          (c) Neither Public Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

          (d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by Public Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
          (e) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (f) Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.
          (h) Neither Public Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
          (i) Neither Public Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or any analogous provision of state or local law.
     4.9 Owned and Leased Real Properties.
          (a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.
          (b) Section 4.9(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries (collectively, the “Public Company Leases”) and the location of the premises. Neither Public Company, nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has provided or made available to Merger Partner complete and accurate copies of all Public Company Leases.
     4.10 Intellectual Property.
          (a) Public Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of Public Company and its Subsidiaries as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding currently-available, off-the-shelf software programs that are licensed by Public Company pursuant to “shrink wrap” licenses under which aggregate fees and royalties paid to the licensor do not exceed $50,000 annually), the absence of which, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Public Company or any of its Subsidiaries that is material to the business of Public Company and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Public Company or any of its Subsidiaries (the “Public Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Public Company or any of its Subsidiaries is a party and pursuant to which Public Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of Public Company and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Public Company or any of its Subsidiaries (the “Public Company Third Party Intellectual Property”). Section 4.10(b)(i) of the Public Company Disclosure Schedule sets forth a complete and accurate list of Public Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 4.10(b)(ii) sets forth a complete and accurate list of all Public Company Third Party Intellectual Property.
          (c) All patents and registrations and applications for Trademarks, service marks and copyrights which are held by Public Company or any of its Subsidiaries and that are material to the business of Public Company and its Subsidiaries, taken as a whole, are valid and subsisting. Public Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Public Company Intellectual Property. To the knowledge of Public Company, no other person or entity is infringing, violating or misappropriating any of the Public Company Intellectual Property or Public Company Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.
          (d) To the knowledge of Public Company, none of the (i) products previously or currently sold by Public Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by Public Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.
     4.11 Agreements, Contracts and Commitments.
          (a) Section 4.11(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of (i) each contract or agreement (or group of related agreements) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K but without regard to the exceptions contained therein for ordinary course agreements) with respect to Public Company and its Subsidiaries and (ii) any other contract or agreement (or group of related agreements) that gives any right to or imposes any liability on Public Company or any Subsidiary that is reasonably expected to involve, after the date of this Agreement, more than $150,000 (including, without limitation, leases, indebtedness, guarantees, Liens and employment agreements) (collectively, the “Public Company Material Contracts”), other than those Public Company Material Contracts identified on the exhibit index of any Public Company Recent SEC Document. Notwithstanding the foregoing, the term Public Company Material Contracts shall not include any contract or agreement (or group of related agreements) that (i) is terminable without cause by Public Company or its Subsidiaries with less than 120 days notice without penalty, including the payment of any termination fee or refund of amounts previously received, or (ii) is for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of less than one year or (B) which involves an aggregate of less than $150,000.
          (b) Section 4.11(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which Public Company or any of its Subsidiaries is a party or bound with any Affiliate of Public Company (other than any Subsidiary that is a direct or indirect wholly owned subsidiary of Public Company). Except as disclosed in the Public Company Recent SEC Documents, neither Public Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of Public Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
          (c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Public Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of Public Company or any of its Subsidiaries or Merger Partner or any of its Subsidiaries as currently conducted and as currently proposed to be conducted in any material respect. Neither Public Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

          (d) Except as identified on the exhibit index of any Public Company Recent SEC Document, neither Public Company nor any of its Subsidiaries is a party to any agreement under which is licensed any material Intellectual Property to or from any third party (excluding currently-available, off-the-shelf software programs that are licensed by Public Company or any of its Subsidiaries pursuant to “shrink wrap” licenses under which aggregate fees and royalties paid to the licensor do not exceed $50,000 annually).
          (e) Public Company has provided or made available to Merger Partner a complete and accurate copy of each agreement listed in Section 4.10 or Section 4.11 of the Merger Partner Disclosure Schedule or identified on the exhibit index of any Public Company Recent SEC Document. With respect to each agreement so listed or identified: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach, violation or default by Public Company or any of its Subsidiaries or, to the knowledge of Public Company, any other party under such agreement, except for breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries has received any notice in writing from any other party, and, to the knowledge of Public Company, no party has threatened, to terminate, cancel, fail to renew or otherwise materially modify any such agreements the loss of which, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.
     4.12 Litigation. Except as disclosed in the Public Company Recent SEC Documents, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Public Company, has been threatened in writing against Public Company or any of its Subsidiaries that (a) seeks either damages in excess of $150,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.
     4.13 Environmental Matters. Except as disclosed in the Public Company Recent SEC Documents and except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:
               (i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;
               (ii) to the actual knowledge of Public Company, and without independent investigation, the properties currently owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances at levels or in a condition that would violate applicable Environmental Laws;
               (iii) to the actual knowledge of Public Company, and without independent investigation, the properties formerly owned, leased or operated by Public Company or any of its Subsidiaries were not, during the period of ownership, use or operation by Public Company or any of its Subsidiaries, contaminated with Hazardous Substances at levels or in a condition that would violate applicable Environmental Laws;
               (iv) neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;
               (v) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment;
               (vi) neither Public Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;
               (vii) neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
               (viii) there are no circumstances or conditions involving Public Company, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of Public Company or any of its Subsidiaries pursuant to any Environmental Law.
     4.14 Employee Benefit Plans.
          (a) Section 4.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates (collectively, the “Public Company Employee Plans”).
          (b) With respect to each Public Company Employee Plan, Public Company has provided or made available to Merger Partner, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Public Company Employee Plan, (iv) the most recent financial statements for each Public Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

          (c) Each Public Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of Public Company and its Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations with respect to such Public Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). Public Company and its Subsidiaries and each of their respective ERISA Affiliates and each Public Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Public Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to Public Company Employee Plans, no event has occurred, and to the knowledge of Public Company, there exists no condition or set of circumstances in connection with which Public Company or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect under ERISA, the Code or any other applicable law.
          (d) With respect to Public Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company, which obligations are reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect. The assets of each Public Company Employee Plan that is funded are reported at their fair market value on the books and records of such Public Company Employee Plan.
          (e) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Public Company Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.
          (f) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Public Company Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan holds securities issued by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates.

          (g) Each Public Company Employee Plan is amendable and terminable unilaterally by Public Company and any of Public Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability to Public Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Public Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Public Company or any of its Subsidiaries from amending or terminating any such Public Company Employee Plan. The investment vehicles used to fund Public Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.
          (h) Except as identified on the exhibit index of any Public Company Recent SEC Document, neither Public Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other employee of Public Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Public Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from Public Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding Public Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
          (i) None of the Public Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (j) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith reasonable compliance with Code Section 409A and IRS Notice 2005-1. No Public Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. Since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, no stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

     4.15 Compliance With Laws. Public Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.
     4.16 Permits and Regulatory Matters.
          (a) Public Company and each of its Subsidiaries have all permits, licenses, registrations, authorizations and franchises from Governmental Entities required to conduct their businesses as currently conducted or as currently proposed to be conducted, including without limitation all such permits, licenses, registrations, authorizations and franchises required by the FDA or any other Governmental Entity exercising comparable authority (the “Public Company Authorizations”), except for such permits, licenses, registrations, authorizations and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect. Public Company and its Subsidiaries are in compliance with the terms of the Public Company Authorizations, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
          (b) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Public Company or any of its Subsidiaries are in compliance with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and to the knowledge of Public Company there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect.
          (c) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Public Company or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Public Company, threatened by the FDA or any other Governmental Entity exercising comparable authority. Public Company has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Public Company or any of its Subsidiaries.

          (d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and neither Public Company nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries, except for such terminations, suspensions or material modifications that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.
     4.17 Employees.
          (a) Substantially all current or past key employees of Public Company or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been provided or made available to Merger Partner. To the knowledge of Public Company, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted or currently proposed to be conducted by Public Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect. To the knowledge of Public Company, no key employee or group of employees has any plans to terminate employment with Public Company or its Subsidiaries.
          (b) Neither Public Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect, nor is there pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.
     4.18 Insurance. Section 4.18 of the Public Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all insurance policies maintained by Public Company or any of its Subsidiaries (the “Public Company Insurance Policies”). Each Public Company Insurance Policy is in full force and effect as of the date of this Agreement. As of the date of this Agreement, there is no material claim by Public Company or any of its Subsidiaries pending under any Public Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

     4.19 No Existing Discussions. As of the date of this Agreement, neither Public Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.
     4.20 Opinion of Financial Advisor. The financial advisor of Public Company, Lazard Freres & Co. LLC (“Lazard”), has delivered to the Public Company Board an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner solely for informational purposes promptly after receipt thereof by Public Company.
     4.21 Section 203 of the DGCL Not Applicable. The Public Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Public Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Public Company Stockholder Agreements.
     4.22 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Lazard, whose fees and expenses shall be paid by Public Company. Public Company has provided or made available to Merger Partner a complete and accurate copy of all agreements pursuant to which Lazard is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
     4.23 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.24 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.
          (a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          (b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.
          (c) Neither Public Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes Act.
          (d) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company. Section 4.24(d) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of Merger Partner. Except as set forth on Section 5.1 of the Merger Partner Disclosure Schedule or as expressly provided herein or as consented to in writing by Public Company, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Public Company:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Merger Partner to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Merger Partner or any of its Subsidiaries;
          (b) except as permitted by Section 5.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Merger Partner Common Stock upon the exercise of Merger Partner Stock Options or Merger Partner Warrants outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises) or Merger Partner Stock Options granted as contemplated by Section 5.2(n));
          (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;
          (d) except for purchases of inventory in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Merger Partner and its Subsidiaries, taken as a whole;
          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Merger Partner or of any of its Subsidiaries;
          (f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Merger Partner and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);
          (g) adopt or implement any stockholder rights plan;
          (h) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Merger Partner or any of its Subsidiaries;
          (i) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of December 31, 2007 as reflected on the Merger Partner Balance Sheet (provided that this clause (i) shall not preclude Merger Partner from drawing on its $4,000,000 line of credit with Paragon Commercial Bank in the Ordinary Course of Business) or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Merger Partner or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Merger Partner or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for Merger Partner and its Subsidiaries, taken as a whole;
          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (l) modify, amend or terminate any material contract or agreement to which Merger Partner or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner of any of its Subsidiaries), except in the Ordinary Course of Business or, to the extent subject to reserves reflected on the Merger Partner Balance Sheet, in accordance with GAAP;
          (m) (i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, Merger Partner or any of its Subsidiaries or (ii) license any material Intellectual Property to or from any third party;
          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Merger Partner Stock Options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of options to purchase Merger Partner Common Stock to new hires, which grants shall not exceed 100,000 shares in the aggregate and 5,000 shares to any one person, and which option grants shall have an exercise price equal to the fair market value of Merger Partner Common Stock on the date of grant (determined in a manner consistent with Merger Partner’s existing practice for establishing fair market value for option grants and which option grants shall otherwise be upon Merger Partner’s customary terms) or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
          (o) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any Tax return except as required by applicable law;
          (p) commence any offering of shares of Merger Partner Common Stock pursuant to any employee stock purchase plan, permit any employee to enroll in any employee stock purchase plan or allow any participant in an employee stock purchase plan to increase the current level of such participant’s payroll deductions thereunder;
          (q) initiate, compromise or settle any material litigation or arbitration proceeding;
          (r) open or close any facility or office;
          (s) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;
          (t) fail to pay accounts payable and other obligations in the Ordinary Course of Business;
          (u) fail to use commercially reasonable efforts to maintain inventory levels in the sales channel to ensure product availability to meet expected patient demand; provided, however, that the inventory level of any individual product in the sales channel shall not exceed aggregate sales for the preceding three months for such product, as measured by industry standard third party data sources, such as IMS Health, National Prescription Audit or the like; or
          (v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.
     5.2 Covenants of Public Company. Except as set forth on Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective

Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Public Company to its parent); (ii) with the exception of the Reverse Stock Split, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Public Company or any of its Subsidiaries;
          (b) except as permitted by Section 5.2(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises) or Public Company Stock Options granted as contemplated by Section 5.2(n));
          (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, except to the extent necessary to carry into effect the provisions of Section 6.12 or as otherwise expressly provided by this Agreement;
          (d) except for purchases of inventory in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;
          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;
          (f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);
          (g) adopt or implement any stockholder rights plan;

          (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Public Company or any of its Subsidiaries;
          (i) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, other than as set forth in Public Company’s budget for capital expenditures previously made available to Merger Partner or the specific capital expenditures disclosed and set forth in Section 4.7 of the Public Company Disclosure Schedule;
          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (l) modify, amend or terminate any material contract or agreement to which Public Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries), except in the Ordinary Course of Business or, to the extent subject to reserves reflected on the Public Company Balance Sheet, in accordance with GAAP;
          (m) (i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material Intellectual Property to or from any third party;
          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii)

amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Public Company Stock Options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of options to purchase Public Company Common Stock to new hires, which grants shall not exceed 100,000 shares in the aggregate and 5,000 shares to any one person, and which option grants shall have an exercise price equal to the fair market value of Public Company Common Stock on the date of grant (determined in a manner consistent with Public Company’s existing practice for establishing fair market value for option grants and which option grants shall otherwise be upon Public Company’s customary terms) or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
          (o) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any Tax return except as required by applicable law;
          (p) commence any offering of shares of Public Company Common Stock pursuant to any employee stock purchase plan, permit any employee to enroll in any employee stock purchase plan or allow any participant in an employee stock purchase plan to increase the current level of such participant’s payroll deductions thereunder;
          (q) initiate, compromise or settle any material litigation or arbitration proceeding;
          (r) open or close any facility or office;
          (s) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;
          (t) fail to pay accounts payable and other obligations in the Ordinary Course of Business;
          (u) fail to use commercially reasonable efforts to maintain inventory levels in the sales channel to ensure product availability to meet expected patient demand; provided, however, that the inventory level of any individual product in the sales channel shall not exceed aggregate sales for the preceding three months for such product, as measured by industry standard third party data sources, such as IMS Health, National Prescription Audit or the like;
          (v) fail to appropriately adjust any Public Company Stock Options or Public Company Warrants so that the exercise prices and number of shares issuable upon exercise provide the holder the same economic benefit as existed immediately prior to the Reverse Stock Split; or
          (w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public

Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.
     5.3 Confidentiality. The parties acknowledge that Public Company and Operating Company have previously executed a confidentiality agreement, dated as of February 20, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement. Merger Partner hereby acknowledges that it is bound by the terms and conditions of the Confidentiality Agreement to the same extent as if it were an original party thereto.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation
          (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, Merger Partner and Public Company shall not, nor shall either of them authorize or permit any of their or their Subsidiaries’ respective Subsidiaries or any of their or their Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:
               (i) solicit, initiate, encourage or take any other action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Merger Partner Common Stock or Public Company Common Stock, respectively; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.
Notwithstanding the foregoing, if at any time prior to the approval of the issuance of the shares of Public Company Common Stock in the Merger at the Public Company Meeting (the “Specified Time”) Public Company receives a written Acquisition Proposal from any person or group of persons that did not result from a breach by Public Company of this Section 6.1, (A) Public Company may contact such person or group of persons to clarify the terms and conditions thereof and (B) if the Public Company Board, or any committee thereof, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Public Company and its Representatives may, subject to compliance with Section 6.1(c), (x) furnish information with respect to Public Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) or the taking of any actions inconsistent with the restrictions set forth in this Section 6.1(a) by any Representative of Public Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Public Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by Public Company.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Merger Partner Board nor the Public Company Board nor any committee thereof shall:
               (i) except as set forth in this Section 6.1, withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the Merger Partner Voting Proposal or the Public Company Voting Proposals, as the case may be;
               (ii) cause or permit Merger Partner or Public Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than, with respect to Public Company, a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or
               (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing, the Public Company Board may withdraw or modify its recommendation with respect to the Public Company Voting Proposals if the Public Company Board determines in good faith after consultation with outside counsel that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and after the fifth business day following receipt by Merger Partner of written notice advising it that the Public Company Board desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit Public Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), (B) affect any obligation of Public Company under this Agreement or (C) limit Public Company’s obligation to call, give notice of, convene and hold the Public Company Meeting, regardless of whether the Public Company Board has withdrawn or modified its recommendation.
          (c) Notices; Additional Negotiations. Each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Public Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after it has first notified Merger Partner of such Acquisition Proposal as required by the preceding sentence. Merger Partner shall not provide any information to or participate in discussions or negotiations with any such person or entity under any circumstances. Public Company shall (i) keep Merger Partner fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to Merger Partner as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided Public Company from any third party in connection with any Acquisition Proposal or sent or provided by Public Company to any third party in connection with any Superior Proposal, and (iii) if Merger Partner shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, Public Company shall furnish a copy of such information to Merger Partner.
          (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Merger Partner Board or the Public Company Board, as the case may be, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
          (e) Cessation of Ongoing Discussions. Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
          (f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          “Acquisition Proposal” means, with respect to any party hereto, any inquiry, proposal or offer from any person relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of such party and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the Ordinary Course of Business) equal to 10% or more of such party’s consolidated assets or to which 10% or more of such party’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 10% or more of such party’s outstanding common stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of such party’s outstanding common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and common stock involved is 10% or more, in each case, other than the Merger contemplated by this Agreement.
          “Superior Proposal” means, with respect to Public Company, any unsolicited, bona fide written Acquisition Proposal on terms that the Public Company Board determines in its good faith judgment to be (i) materially more favorable to the stockholders of Public Company than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any written proposal by either party to amend the terms of this Agreement in response to such Acquisition Proposal or otherwise) and after consultation with outside legal counsel and a nationally recognized financial advisor, and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not fully and irrevocably committed; and provided, further, that for purposes of the definition of “Superior Proposal”, the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.
     6.2 Proxy Statement/Prospectus; Registration Statement.
          (a) As promptly as practical after the execution of this Agreement, Public Company, in cooperation with Merger Partner, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner shall use commercially reasonable efforts to cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Proxy Statement/Prospectus. Each of Public Company and Merger Partner shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and Public Company and Merger Partner shall cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of Public Company and Merger Partner shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of Public Company and Merger Partner shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Public Company without providing Merger Partner the opportunity to review and comment thereon.

          (b) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.
          (c) Public Company and Merger Partner shall include in the Proxy Statement/Prospectus such information as Merger Partner reasonably determines is required to be provided to its stockholders under Section 262 of the DGCL, including, without limitation, a copy of Section 262 of the DGCL and language to the effect that the Proxy Statement/Prospectus “constitutes notice concerning the availability of appraisal rights under Section 262 of the DGCL.”
     6.3 NASDAQ Listing. Public Company agrees to use its commercially reasonable efforts to continue the listing of Public Company Common Stock on the NASDAQ Global Market during the term of this Agreement. Public Company, in consultation with Merger Partner, shall file (i) an application for initial inclusion on the NASDAQ Global Market or, if appropriate, the NASDAQ Capital Market in connection with the re-listing of the Public Company Common Stock pursuant to NASDAQ Marketplace Rule 4340 at an appropriate time mutually agreed upon by Public Company and Merger Partner and (ii) a Notification Form: Listing of Additional Shares with respect to the shares of Public Company Common Stock issuable in connection with the Merger or upon exercise of Merger Partner Stock Options or Merger Partner Warrants no later than 15 days prior to the Closing Date.
     6.4 Access to Information. Each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.
     6.5 Stockholder Approval.
          (a) On or before 5:00 p.m., New York City time, on the first business day after execution of this Agreement, Merger Partner shall seek the Merger Partner Stockholder Approval by the Written Consents to be executed and delivered by Merger Partner’s stockholders evidencing the adoption of this Agreement and the approval of the Merger. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable laws. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.5(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal. Within five business days after the date of the Merger Partner Stockholder Approval, Merger Partner shall send, pursuant to Section 228 of the DGCL, a written notice to all of its stockholders that did not execute a Written Consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of Merger Partner and that Merger Partner will provide such stockholders information at a later date regarding their Appraisal Rights. Any solicitation or similar disclosure circulated to Merger Partner’s stockholders shall be in form and substance reasonably satisfactory to Public Company and, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of the Merger Partner Board that Merger Partner’s stockholders vote in favor of adoption of this Agreement and approval of the Merger. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.
          (b) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and NASDAQ rules promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Public Company Meeting for the purpose of considering and voting upon the Public Company Voting Proposals. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Public Company Board shall recommend approval of the Public Company Voting Proposals by the stockholders of Public Company and include such recommendation in the Proxy Statement/Prospectus, and (ii) neither Public Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Merger Partner, the recommendation of the Public Company Board that Public Company’s stockholders vote in favor of the Public Company Voting Proposals. Public Company shall take all action that is both reasonable and lawful (including the retention of a professional proxy solicitation firm, the scope and types of services of which shall be mutually agreed upon by the parties with a view towards securing stockholder approval of the Public Company Voting Proposals) to solicit from its stockholders proxies in favor of the Public Company Voting Proposals and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Public Company required by NASDAQ rules and the DGCL, as applicable, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Public Company, after consultation with Merger Partner, may adjourn or postpone the Public Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to Public Company’s stockholders or, if as of the time for which the Public Company Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Public Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Public Company Meeting.
          (c) Public Company shall call, give notice of, convene and hold the Public Company Meeting in accordance with this Section 6.5, and shall submit the Public Company Voting Proposals to its stockholders for the purpose of acting upon such proposal whether or not (i) the Public Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that this Agreement is no longer advisable or recommends that the stockholders of Public Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Public Company.
     6.6 Legal Conditions to Merger.
          (a) Subject to the terms hereof, including Section 6.6(b), Merger Partner and Public Company shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any related governmental request thereunder and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Merger Partner and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).
          (b) Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Public Company shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Merger Partner a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.6, neither Public Company nor any of its Subsidiaries shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Public Company, any of its Affiliates or Merger Partner or any of its Subsidiaries or the holding separate of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Public Company or any of its subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.
          (c) Each of Merger Partner and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in Merger Partner Disclosure Schedule or Public Company Disclosure Schedule, as the case may be or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time.
     6.7 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner, (ii) Public Company shall use commercially reasonable efforts to consult with Merger Partner before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts and (iii) Merger Partner shall not issue any press release or otherwise make any public statement with respect to the Merger or this Agreement without the prior written consent of Public Company, which shall not be unreasonably withheld.
     6.8 Section 368(a) Reorganization. Each of Public Company, Transitory Subsidiary and Merger Partner shall use commercially reasonable efforts to cause the Merger to qualify, and agree not to take any action which to its knowledge could reasonably be expected to cause the merger to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Public Company, Transitory Subsidiary and Merger Partner shall report the merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

     6.9 D&O Insurance; Indemnification.
          (a) For a period of six years after the Effective Time, Public Company shall maintain in effect the current level and scope of directors’ and officers’ liability insurance as in effect immediately prior to the Effective Time (a copy of which has heretofore been delivered to Merger Partner) covering those persons who are covered by Public Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by Public Company for such insurance on the date hereof, then Public Company will provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate. Notwithstanding the foregoing, Public Company may satisfy its obligations under this Section 6.9(a) by procuring an equivalent six-year “tail” policy under Public Company’s existing directors’ and officers’ liability insurance policy, the equivalent annual premium for which “tail” policy shall not exceed 150% of the per annum rate of premium currently paid by Public Company for directors’ and officers’ liability insurance; provided that if the equivalent annual premium for such “tail” policy exceeds 150% of the per annum rate of premium currently paid by Public Company for directors’ and officers’ liability insurance, then Public Company will provide the maximum coverage that will then be available at an equivalent annual premium equal to 150% of such rate and in doing so will be deemed to have satisfied its obligations pursuant to this Section 6.9(a).
          (b) For a period of six years after the Effective Time, Public Company shall, to the fullest extent permitted by law indemnify and hold harmless each present and former director and officer of Public Company or any of its Subsidiaries (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Public Company or one of its Subsidiaries, as the case may be, would have been permitted under Delaware law and its Certificate of Incorporation or Bylaws in effect on the date of this Agreement to indemnify an Indemnified Party (and Public Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).
          (c) If Public Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Public Company shall assume the obligations set forth in this Section 6.9.
          (d) The obligations of Public Company under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party. Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with enforcement of such person’s rights provided in this Section 6.9.
          (e) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the officers and directors of Public Company and its Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives as third party beneficiaries.
     6.10 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and the Transitory Subsidiary or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.10 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     6.11 Headquarters of Public Company. Immediately following the Effective Time, the headquarters of Public Company shall be located at Merger Partner’s headquarters.
     6.12 Corporate Identity. Immediately following the Effective Time, the corporate name of Public Company shall be “Cornerstone Therapeutics Inc.”
     6.13 Succession. Promptly after the Effective Time, Public Company shall take all action necessary to cause the persons identified on Schedule 6.13 hereto to be appointed as executive officers of Public Company.
     6.14 Board of Directors of Public Company. Promptly after the Effective Time, Public Company shall take all action necessary (including, without limitation, increasing or decreasing the size of the Board of Directors) to (a) cause to be appointed to the Public Company Board (i) the persons identified on Schedule 6.14(a) hereto (unless prohibited by applicable NASDAQ listing requirements or SEC regulations) and (ii) such other directors as Public Company and Merger Partner mutually agree are required to comply with applicable NASDAQ listing requirements and SEC regulations and (b) obtain the resignations of the directors identified on Schedule 6.14(b) hereto effective at the time of such appointment.
     6.15 Employee Communications. Public Company and Merger Partner will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this

Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.
     6.16 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a certificate that the Merger Partner Common Stock is not a “U.S. real property interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Public Company that Merger Partner delivered notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Public Company does not receive the certificate described above on or before the Closing Date, Public Company shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
ARTICLE VII
CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
          (a) Stockholder Approvals. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the stockholders of Merger Partner under applicable law and Merger Partner’s Certificate of Incorporation. The Public Company Voting Proposals shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable law and stock market regulations.
          (b) HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable law shall have expired or been terminated.
          (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions that could not reasonably be likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect.
          (d) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
          (f) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Public Company or any of its Subsidiaries of all or any portion of the business of Merger Partner or any of its Subsidiaries or of Public Company or any of its Subsidiaries or to compel Public Company or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of Merger Partner or any of its Subsidiaries or of Public Company or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Public Company or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Public Company or any of its Subsidiaries of any such shares.
     7.2 Additional Conditions to the Obligations of Public Company and the Transitory Subsidiary. The obligations of Public Company and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and the Transitory Subsidiary:
          (a) Representations and Warranties. The representations and warranties of Merger Partner set forth in Sections 3.2(a) and 3.4(d) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), and all other representations and warranties of Merger Partner set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Merger Partner Material Adverse Effect,” shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where failure of such other representations or warranties to be so true and correct, individually or in the aggregate with all such failures, has not had and is not reasonably likely to have a Merger Partner Material Adverse Effect.
          (b) Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Public Company shall have received a certificate signed on behalf of Merger Partner by the chief executive officer and the chief financial officer of Merger Partner to such effect.
          (c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

          (d) Tax Opinion. Public Company shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), counsel to Public Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if WilmerHale does not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Merger Partner renders such opinion to Public Company (it being understood and agreed that Public Company and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to WilmerHale or counsel to Merger Partner, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
          (e) Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(e)(i) of the Merger Partner Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 7.2(e)(ii) of the Merger Partner Disclosure Schedule will not be reasonably likely to have a Merger Partner Material Adverse Effect).
          (f) Dissenting Shares. The number of Dissenting Shares shall not exceed 5% of the number of outstanding shares of Merger Partner Common Stock as of the Effective Time.
          (g) Exchange or Conversion of Carolina Note. The Carolina Note shall have been exchanged or converted into Merger Partner Common Stock in accordance with the terms of the Merger Partner Noteholder Agreement.
          (h) Merger Partner Stockholder Agreements and Noteholder Agreement. Merger Partner shall have delivered fully executed copies of the Merger Partner Stockholder Agreements from the stockholders of Merger Partner listed on Schedule A-1 and a fully executed copy of the Merger Partner Noteholder Agreement from Carolina Pharmaceuticals Bermuda.
          (i) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by each of the President and Chief Executive Officer and the Vice President, Finance of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.
          (j) Actions to Effect the Transactions. All actions taken by Merger Partner in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Public Company.
     7.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

          (a) Representations and Warranties. The representations and warranties of Public Company and Transitory Subsidiary set forth in Sections 4.2(a) and 4.4(d) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), and all other representations and warranties of Public Company and Transitory Subsidiary set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Public Company Material Adverse Effect,” shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where failure of such other representations or warranties to be so true and correct, individually or in the aggregate with all such failures, has not had and is not reasonably likely to have a Public Company Material Adverse Effect.
          (b) Performance of Obligations of Public Company and Sub. Public Company and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Merger Partner shall have received a certificate signed on behalf of Public Company by the chief executive officer or the chief financial officer of Public Company to such effect.
          (c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
          (d) Tax Opinion. Merger Partner shall have received the opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Merger Partner Counsel”), counsel to Merger Partner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Merger Partner Counsel does not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Public Company renders such opinion to Merger Partner (it being understood and agreed that Public Company and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to Merger Partner Counsel or counsel to Public Company, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
          (e) Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(e)(i) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Public Company Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 7.3(e)(ii) of the Public Company Disclosure Schedule will not be reasonably likely to have a Public Company Material Adverse Effect).
          (f) Public Company Stockholder Agreements. Public Company shall have delivered fully executed copies of the Public Company Stockholder Agreements from the stockholders of Public Company listed on Schedule A-2.

          (g) NASDAQ Notification. NASDAQ shall have approved Public Company’s application for initial inclusion on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable, in connection with the re-listing of the Public Company Common Stock pursuant to NASDAQ Marketplace Rule 4340 and the listing of shares of Public Company Common Stock issuable in connection with the Merger or upon exercise of Merger Partner Stock Options or Merger Partner Warrants.
          (h) Availability of Public Company Product. At least one of Public Company’s products, ZYFLO CR or ZYFLO, shall be available and ready for purchase by third party wholesalers or retailers at all times from the date of the Agreement through the Closing Date, other than during any period that has not exceeded, and, as of the Closing Date, is not reasonably expected to exceed, 30 consecutive days.
          (i) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by each of the President and Chief Executive Officer and the Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b) and (c) have been satisfied.
          (j) Actions to Effect the Transactions. All actions taken by Public Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Merger Partner.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of Merger Partner:
          (a) by mutual written consent of Public Company and Merger Partner;
          (b) by either Public Company or Merger Partner if the Merger shall not have been consummated by November 30, 2008 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);
          (c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
          (d) by either Public Company or Merger Partner if at the Public Company Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Public Company Voting Proposals is taken, the requisite vote of the stockholders of

Public Company in favor of the Public Company Voting Proposals shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (i) to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement or (ii) to Public Company, if the failure to obtain the requisite vote has been caused by a breach of a Public Company Stockholder Agreement by any party thereto other than Merger Partner);
          (e) by Public Company, if: (i) the Merger Partner Board shall have failed to give its recommendation to the approval of the Merger Partner Voting Proposal or shall have withdrawn or modified its recommendation of the Merger Partner Voting Proposal; (ii) after the receipt by Merger Partner of an Acquisition Proposal, Public Company requests in writing that the Merger Partner Board reconfirm its recommendation of this Agreement or the Merger and the Merger Partner Board fails to do so within five business days after its receipt of Public Company’s request; (iii) the Merger Partner Board (or any committee thereof) shall have approved or recommended to the stockholders of Merger Partner an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Merger Partner Common Stock is commenced (other than by Public Company or an Affiliate of Public Company), and the Merger Partner Board (or any committee thereof) recommends that the stockholders of Merger Partner tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender offer or exchange offer, the Merger Partner Board fails to recommend against acceptance of such offer; or (v) Merger Partner shall have breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement;
          (f) by Merger Partner, if: (i) the Public Company Board shall have failed to give its recommendation to the approval of the Public Company Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Public Company Voting Proposals; (ii) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that the Public Company Board reconfirm its recommendation of this Agreement or the Merger and the Public Company Board fails to do so within five business days after its receipt of Merger Partner’s request; (iii) the Public Company Board (or any committee thereof) shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Merger Partner or an Affiliate of Merger Partner), and the Public Company Board (or any committee thereof) recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender offer or exchange offer, the Public Company Board fails to recommend against acceptance of such offer; (v) Public Company shall have breached its obligations under Section 6.1, Section 6.5(b) or Section 6.5(c) of this Agreement; or (vi) Public Company shall have failed to hold the Public Company Meeting and submit the Public Company Voting Proposals to Public Company’s stockholders by the date which is one business day prior to the Outside Date;
          (g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and such failure or breach with respect to any such representation, warranty, covenant or agreement cannot be cured or, if curable, shall continue unremedied for a period of 30 days after Merger Partner has received written notice from Public Company of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second business day immediately preceding the Outside Date), which written notice must be provided promptly following such time as Public Company obtains actual knowledge of such failure or breach;
          (h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and such failure or breach with respect to any such representation, warranty, covenant or agreement cannot be cured or, if curable, shall continue unremedied for a period of 30 days after Public Company has received written notice from Merger Partner of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second business day immediately preceding the Outside Date), which written notice must be provided promptly following such time as Merger Partner obtains actual knowledge of such failure or breach;
          (i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Written Consents by 5:00 p.m., New York City time, on the first business day after execution of this Agreement; provided, however, that Public Company shall not have any right to terminate this Agreement under this Section 8.1(i) at any time after the Merger Partner Stockholder Approval shall have been obtained and written notice thereof shall have been provided to Public Company; or
          (j) by Public Company, if (i) within 15 business days following the date of this Agreement Merger Partner has not engaged the New Merger Partner Audit Firm pursuant to a definitive and customary written agreement, (ii) by August 31, 2008 the New Merger Partner Audit Firm has not completed an audit and delivered its related opinion with respect to the consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner as of the end of and for each of last three fiscal years and a review in accordance with Statement on Auditing Standards No. 100 of the unaudited consolidated balance sheets and statements of income and cash flows of Merger Partner required to be included in or filed as an exhibit or attached to the Registration Statement or the Proxy Statement/Prospectus or (iii) the audited financial statements referred to in clause (ii) above reflect any material adverse change with respect to the assets, liabilities, capitalization, financial condition or results of operations of Merger Partner and its Subsidiaries, taken as a whole, as compared to the Merger Partner Financial Statements provided by Merger Partner to Public Company prior to the date of this Agreement.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (b) the provisions of Section 5.3 (Confidentiality), Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and

Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (b) Merger Partner and Operating Company hereby agree, jointly and severally, to pay Public Company up to $100,000 as reimbursement for expenses of Public Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Public Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Public Company or Merger Partner pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in the first sentence of Section 7.1(a) or Section 7.2(a), (b), (g) or (h) by the Outside Date shall have resulted in the Closing not occurring; or (ii) by Public Company pursuant to Section 8.1(e), (g), (i) or (j).
          (c) Merger Partner and Operating Company hereby agree, jointly and severally, to pay Public Company a termination fee of $1,000,000 in the event of the termination of this Agreement:
               (i) by Public Company pursuant to Section 8.1(b) (if the failure to satisfy the conditions set forth in the first sentence of Section 7.1(a) or in Section 7.2(b), (g) or (h) by the Outside Date shall have resulted in the Closing not occurring); or
               (ii) by Public Company pursuant to Section 8.1(e), Section 8.1(g) (as a result of Merger Partner’s failure to perform any covenant or agreement described therein), Section 8.1(i) (provided that Public Company shall not have provided its notice of termination under such Section on or before the second business day immediately following the date of this Agreement) or Section 8.1(j)(ii) or (j)(iii).
          (d) Public Company hereby agrees to pay Merger Partner up to $150,000 as reimbursement for expenses of Public Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Merger Partner’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by (i) Merger Partner or Public Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in the second sentence of Section 7.1(a) or Section 7.3(a), (b), or (f) by the Outside Date shall have resulted in the Closing not occurring; (ii) by Merger Partner or Public Company pursuant to Section 8.1(d), or (iii) by Merger Partner pursuant to Section 8.1(f) or (h).
          (e) Public Company hereby agrees to pay Merger Partner a termination fee of $1,000,000 in the event of the termination of this Agreement:

               (i) by Merger Partner pursuant to Section 8.1(b) (if the failure to satisfy the conditions set forth in the second sentence of Section 7.1(a) or in Section 7.3(b) or (f) by the Outside Date shall have resulted in the Closing not occurring);
               (ii) by Merger Partner or Public Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Public Company Voting Proposals by the stockholders of Public Company at the Public Company Meeting if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to Public Company that shall not have been absolutely and unconditionally withdrawn and abandoned; or
               (iii) by Merger Partner pursuant to Section 8.1(f) or Section 8.1(h) (as a result of Public Company’s failure to perform any covenant or agreement described therein).
          (f) The expenses and fees, if applicable, payable pursuant to Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.3(b), 8.3(c), 8.3(d) or 8.3(e); provided that in no event shall Public Company or Merger Partner and Operating Company, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.
          (g) Payment of any termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2.
     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Agreements. The respective representations and warranties of Merger Partner, Public Company and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
          (a) if to Public Company or the Transitory Subsidiary, to:
Critical Therapeutics, Inc.
60 Westview Street
Lexington, MA 02421
Attn: President and Chief Executive Officer
Telecopy: (781) 862-5691
with copies (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Attn: Steven D. Singer
Telecopy: (212) 230-8888
and
Critical Therapeutics, Inc.
60 Westview Street
Lexington, MA 02421
Attn: General Counsel
Telecopy: (781) 862-5691

          (b) if to Merger Partner, to:
Cornerstone BioPharma Holdings, Inc.
2000 Regency Parkway, Suite 255
Cary, North Carolina 27511
Attn: President and Chief Executive Officer
Telecopy: (919) 678-6599
with a copy (which shall not constitute notice) to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Post Office Box 2611
Raleigh, NC 27602-2611
Attn: Merrill M. Mason
Telecopy: (919) 821-6800
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Except as provided in Section 6.9, and subject to Section 9.5, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 shall be null and void.

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be a sufficient remedy for a breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     9.12 WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE TRANSITORY SUBSIDIARY AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PUBLIC COMPANY, THE TRANSITORY SUBSIDIARY OR MERGER PARTNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     9.13 Operating Company Guarantee. Operating Company unconditionally guarantees to Public Company the full and complete performance by Merger Partner or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Partner or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Operating Company hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Partner or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.13. Prior to the Effective Time, Operating Company shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Partner or the Surviving Corporation under this Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Public Company, the Transitory Subsidiary and Merger Partner have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CRITICAL THERAPEUTICS, INC.

By:	/s/ Trevor Phillips

Name:	Trevor Phillips

Title:	President and Chief Executive Officer

NEPTUNE ACQUISITION CORP.

By:	/s/ Trevor Phillips

Name:	Trevor Phillips

Title:	President

CORNERSTONE BIOPHARMA HOLDINGS, INC.

By:	/s/ Craig A. Collard

Name:	Craig A. Collard

Title:	CEO

     Operating Company has caused this Agreement to be signed by its duly authorized officer for purposes of agreeing to be bound by the provisions of Sections 8.3 and 9.13 hereof.

CORNERSTONE BIOPHARMA, INC.

By:	/s/ Craig A. Collard

Name:	Craig A. Collard

Title:	CEO

[Signature Page to Agreement and Plan of Merger]

Schedule A-1
Merger Partner Key Stockholders
Cornerstone Biopharma Holdings, Ltd.
Craig Collard Irrevocable Trust
James V. Baker
Chenyqua Baldwin
Lutz Family Limited Partnership
Craig A. Collard
Alastair McEwan
George Esgro
Brian Dickson
Steven Lutz

Schedule A-2
Public Company Key Stockholders
Funds managed by Healthcare Ventures:
•	HealthCare Ventures VI, L.P.

•	HealthCare Ventures VII, L.P.
Funds managed by Advanced Technology Ventures:
•	Advanced Technology Ventures VII, L.P.

•	Advanced Technology Ventures VII (B), L.P.

•	Advanced Technology Ventures VII (C), L.P.

•	ATV Entrepreneurs VII, L.P.

•	ATV Alliance 2003, L.P.

•	Advanced Technology Ventures VI, L.P.

•	ATV Entrepreneurs VI, L.P.

Schedule 6.13
Officer Appointments

Name	Title
Craig A. Collard	President and Chief Executive Officer

George Esgro	Vice President, Sales and Marketing

Brian Dickson	Chief Medical Officer

Steven Lutz	Executive Vice President, Manufacturing and Trade

Schedule 6.14(a)
Director Appointments
Craig A. Collard
Alastair McEwan

Schedule 6.14(b)
Director Resignations
Jean George
Christopher Mirabelli, Ph.D.
Trevor Phillips, Ph.D.
Richard W. Dugan (unless Merger Partner determines in its discretion that he should continue, and he is willing to continue, as a director of Public Company after the Effective Time)

EXHIBIT A-1
MERGER PARTNER
STOCKHOLDER AGREEMENT
     THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of May ___, 2008, is by and among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of Merger Partner.
     WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Merger Partner have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of the Transitory Subsidiary into Merger Partner in accordance with the terms of the Merger Agreement;
     WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of Merger Partner as is indicated on the signature page of this Agreement; and
     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Public Company and the Transitory Subsidiary, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger;
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions.
          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
          “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.
          “Shares” means (i) all shares of capital stock of Merger Partner owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Merger Partner acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 11 below).
     “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
     2. Transfer and Voting Restrictions With Respect to the Shares.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger or as the result of the death of Stockholder, Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless the person to which such Shares are being Transferred shall have executed and delivered a counterpart of this Agreement and agreed pursuant thereto, for the benefit of Public Company and Transitory Subsidiary, to hold such Shares subject to all terms and conditions of this Agreement.
          (b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Merger Partner shall not, and Stockholder hereby unconditionally and irrevocably instructs Merger Partner to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement.
          (c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.
     3. Agreement to Vote Shares.
          (a) Prior to the Expiration Date, at every meeting of the stockholders of Merger Partner called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Merger Partner, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Merger Partner or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Merger Partner or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Merger Partner or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Merger Partner under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).
          (b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
     4. Grant of Irrevocable Proxy.
          (a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Public Company and each of its executive officers and any of them, in their capacities as officers of Public Company (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders at which any of the matters described in Section 3 hereof is to be considered.
          (b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.
          (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
          (d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.
          (e) Public Company may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.
     5. No Solicitation. Stockholder, in his, her or its capacity as a Stockholder, shall not directly or indirectly, (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information with respect to or in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.
     6. Lock-Up With Respect to Public Company Common Stock. Stockholder shall not during the period commencing upon the Effective Time and ending 180 days after the date on which the Effective Time occurs, Transfer any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The foregoing sentence shall not apply to (a) transactions relating to shares of Public Company Common Stock or other securities acquired in open market transactions after the Effective Time; provided that no filing under

Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares of Public Company Common Stock acquired in such open market transactions; (b) transfers of shares of Public Company Common Stock as a bona fide gift; (c) distributions of shares of Public Company Common Stock to limited partners, members or shareholders of the Stockholder; (d) transfers to any family limited partnership or family limited liability company whose partnership or equity interests are owned by, or a trust for the direct or indirect benefit of, or controlled by, the Stockholder or the immediate family of the Stockholder; (e) transfers to the Stockholder’s Affiliates or to any investment fund or other entity controlled or managed by the Stockholder; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter containing substantially similar provisions as are set forth in this Section 6 and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Public Company Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence; or (f) transfers to any beneficiary of the Stockholder pursuant to will, intestacy or other testamentary document or applicable laws of descent. In addition, the Stockholder agrees that, without the prior written consent of Public Company, it will not, during the period commencing on the Effective Time and ending 180 days after the date on which the Effective Time occurs, make any demand for or exercise any right with respect to, the registration of any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The Stockholder also agrees and consents to the entry of stop transfer instructions with Public Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock except in compliance with the foregoing restrictions.
     7. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of Merger Partner. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of Merger Partner.
     8. Representations and Warranties of Stockholder.
          (a) Stockholder hereby represents and warrants to Public Company as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of Merger Partner indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) Stockholder does not beneficially own any securities of Merger Partner other than the shares of capital stock and rights to purchase shares of capital stock of Merger Partner set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms. Stockholder agrees to notify Public Company promptly of any additional shares of capital stock of Merger Partner of which Stockholder becomes the beneficial owner after the date of this Agreement.
          (b) As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.
          (c) The execution and delivery of this Agreement and the performance by Stockholder of his, her or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of his, her or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.
          (d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company, the Transitory Subsidiary or Merger Partner in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.
          (e) Stockholder understands and acknowledges that Public Company, the Transitory Subsidiary and Merger Partner are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.
     9. Exchange of Shares; Waiver of Rights of Appraisal. If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have by virtue of his, her or its beneficial ownership of the Shares.
     10. Confidentiality. Stockholder recognizes that successful consummation of the Proposed Transaction may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Public Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Exchange Act, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Public Company and Merger Partner, except for disclosures Stockholder’s counsel advises are required by applicable law, in which case Stockholder shall give notice of such disclosure to Public Company and Merger Partner as promptly as practicable so as to enable Public Company and Merger Partner to seek a protective order from a court of competent jurisdiction with respect thereto.
     11. Termination. This Agreement, other than Sections 6 and 12 hereof, shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof or (b) the Effective Time (the “Expiration Date”). Notwithstanding anything in this Agreement to the contrary, Sections 6 and 12 hereof shall remain in full force and effect following the Effective Time for the time period provided in Section 6.
     12. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any waiver of any term or condition hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any term or condition other than that which is specified in such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
          (c) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
          (d) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12(m) hereof. Nothing in this Section 12(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.
          (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          (g) Assignment and Successors. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, except that Public Company, without obtaining the consent of any other parties hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Public Company under this Section 12(g) shall relieve Public Company of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, without limitation,

Stockholder’s estate and heirs upon the death of Stockholder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 12(g) shall be null and void.
          (h) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.
          (i) Cooperation. Stockholder agrees to cooperate fully with Public Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Public Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Public Company and Merger Partner may publish and disclose in the Registration Statement and any resale registration statement relating thereto (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Public Company or Merger Partner with the SEC relating to the Proposed Transaction.
          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          (k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          (l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Public Company and Merger Partner shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Stockholder accordingly agrees that, in addition to any other remedies that may be available to Public Company or Merger Partner, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.
          (m) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as follows: (A) if to Public Company or Merger Partner, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies, and (B) if to Stockholder, to Stockholder’s address shown below Stockholder’s signature on the signature page hereof.

          (n) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement of amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
          (o) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

CRITICAL THERAPEUTICS, INC.:	STOCKHOLDER:

Name:	Name:
Title:	[Title:]

Address:

Telephone: (___) ___-___
Facsimile: (___) ___-___
E-Mail Address:

Shares Beneficially Owned by Stockholder:

shares of Merger Partner Common Stock

Merger Partner Stock Options

Merger Partner Warrants
[Signature Page to Merger Partner Stockholder Agreement]

With respect to Section 2(b) only:
CORNERSTONE BIOPHARMA
HOLDINGS, INC.:

Name:
Title:
[Signature Page to Merger Partner Stockholder Agreement]

EXHIBIT A-2
MERGER PARTNER
NOTEHOLDER AGREEMENT
     THIS MERGER PARTNER NOTEHOLDER AGREEMENT (this “Agreement”), dated as of May ___, 2008, is by and among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”), Cornerstone BioPharma, Inc., a Nevada corporation and a wholly owned subsidiary of Merger Partner (“Operating Company”), and Carolina Pharmaceuticals Ltd., a Bermuda Exempted Company (“Noteholder”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Merger Partner have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of the Transitory Subsidiary into Merger Partner in accordance with the terms of the Merger Agreement;
     WHEREAS, the Noteholder is the holder of that certain Promissory Note, dated April 19, 2004, with Operating Company, as amended by that certain Promissory Note Amendment and Waiver Agreement, dated June 6, 2006 (as amended, the “Carolina Note”);
     WHEREAS, as a condition and inducement to Public Company’s willingness to enter into the Merger Agreement, Public Company requires that Noteholder enter into this Agreement, (i) to covenant that Noteholder will exchange or convert the Carolina Note into the common stock, $0.0001 par value per share, of Merger Partner (the “Merger Partner Common Stock”) prior to the Effective Time in accordance with the terms hereof, (ii) to give Public Company a proxy to vote all of the shares of capital stock of Merger Partner that Noteholder owns and (iii) not to transfer or otherwise dispose of any shares of Merger Partner Common Stock that Noteholder owns or, for 180 days after the Effective Time, any Public Company Common Stock received in exchange therefor pursuant to the Merger; and
     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Public Company and the Transitory Subsidiary, Noteholder is willing to take such actions to facilitate the consummation of the Merger;
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions.
          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
          “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.
          “Shares” means (i) all shares of capital stock of Merger Partner owned, beneficially or of record, by Noteholder as of the date hereof, and (ii) all additional shares of capital stock of Merger Partner acquired by Noteholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 11 below), including shares of Merger Partner Common Stock issued to Noteholder pursuant to Section 2 hereof.
          “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
     2. Conversion or Exchange of Carolina Note.
          (a) Prior to the date Public Company first files the Registration Statement with the SEC, Noteholder shall surrender for cancellation the Carolina Note to Operating Company along with written instructions to Operating Company and Merger Partner to cancel the Carolina Note and issue shares of Merger Partner Common Stock in exchange for, at Noteholder’s option, all or a portion of the Carolina Note (but in an amount not less than the principal amount outstanding under the Carolina Note on the date of exchange) (such amount to be converted or exchanged, the “Purchase Amount”). Upon receipt of the surrendered Carolina Note by Operating Company, Noteholder will be deemed to be the holder of record of the shares of Merger Partner Common Stock issuable with respect to the Purchase Amount (as calculated under Section 2(b)) as of the close of business on the date the Carolina Note is surrendered to Operating Company, and Merger Partner will promptly execute or cause to be executed and delivered to Noteholder a certificate or certificates representing such number of shares. If Noteholder chooses not to convert or exchange the entire amount of principal and accrued interest then outstanding under the Carolina Note, Operating Company will, concurrently with Merger Partner’s delivery of said stock certificate or certificates, deliver to Noteholder a new promissory note of like tenor evidencing the remaining outstanding amount of the Carolina Note not so converted or exchanged for shares of Merger Partner Common Stock. Upon surrender of the Carolina Note to Operating Company by Noteholder, all shares of Merger Partner Common Stock deliverable and issued hereunder will be duly authorized, duly and validly issued and outstanding, fully paid and nonassessable, and free from taxes, liens or charges.
          (b) Upon receipt of the written instructions from Noteholder pursuant to Section 2(a), Merger Partner shall issue to Noteholder in respect of the Purchase Amount a number of shares of Merger Partner Common Stock equal to (i) the quotient of (A) the Purchase Amount, divided by (B) the fair market value of Merger Partner on the conversion or exchange date as determined in good faith by the Merger Partner Board, multiplied by (ii) the sum of (A) the number of shares of Merger Partner Common Stock outstanding immediately prior to the conversion or exchange plus (B) the number of shares of Merger Partner Common Stock issuable upon exercise of Merger Partner Stock Options and Merger Partner Warrants outstanding immediately prior to the conversion or exchange.
     3. Transfer and Voting Restrictions With Respect to the Shares.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Noteholder shall not, except in connection with the Merger or as the result of the death of Noteholder, Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless the person to which such Shares are being Transferred shall have executed and delivered a counterpart of this Agreement and agreed pursuant thereto, for the benefit of Public Company and Transitory Subsidiary, to hold such Shares subject to all terms and conditions of this Agreement.
          (b) Noteholder understands and agrees that if Noteholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Merger Partner shall not, and Noteholder hereby unconditionally and irrevocably instructs Merger Partner to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Noteholder shall have complied with the terms of this Agreement.
          (c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Noteholder will not commit any act that could restrict or affect Noteholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Noteholder or otherwise prevent or disable Noteholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Noteholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Noteholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.
     4. Agreement to Vote Shares.
          (a) Prior to the Expiration Date, at every meeting of the stockholders of Merger Partner called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Merger Partner, Noteholder (in Noteholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Merger Partner or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Merger Partner or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Merger Partner or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Merger Partner under the Merger Agreement or of Noteholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).
          (b) If Noteholder is the beneficial owner, but not the record holder, of the Shares, Noteholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 4(a).

     5. Grant of Irrevocable Proxy.
          (a) Noteholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Public Company and each of its executive officers and any of them, in their capacities as officers of Public Company (the “Grantees”), as Noteholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Noteholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 4 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of Noteholders at which any of the matters described in Section 4 hereof is to be considered.
          (b) Noteholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.
          (c) Noteholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Noteholder under this Agreement. Noteholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Noteholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
          (d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Noteholder may vote the Shares on all other matters.
          (e) Public Company may terminate this proxy with respect to Noteholder at any time at its sole election by written notice provided to Noteholder.
     6. No Solicitation. Noteholder, in his, her or its capacity as a Noteholder, shall not directly or indirectly, (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information with respect to or in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.
     7. Lock-Up With Respect to Public Company Common Stock. Noteholder shall not during the period commencing upon the Effective Time and ending 180 days after the date on which the Effective Time occurs, Transfer any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The foregoing sentence shall not apply to (a) transactions relating to shares of Public Company Common Stock or other securities acquired in open market transactions after the Effective Time; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares of Public Company Common Stock acquired in such open market transactions; (b) transfers of shares of Public Company Common Stock as a bona fide gift; (c) distributions of shares of Public Company Common Stock to limited partners, members or shareholders of the Noteholder; (d) transfers to any family limited partnership or family limited liability company whose partnership or equity interests are owned by, or a trust for the direct or indirect benefit of, or controlled by, the Noteholder or the immediate family of the Noteholder; (e) transfers to the Noteholder’s Affiliates or to any investment fund or other entity controlled or managed by the Noteholder; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter containing substantially similar provisions as are set forth in this Section 7 and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Public Company Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence; or (f) transfers to any beneficiary of the Noteholder pursuant to will, intestacy or other testamentary document or applicable laws of descent. In addition, the Noteholder agrees that, without the prior written consent of Public Company, it will not, during the period commencing on the Effective Time and ending 180 days after the date on which the Effective Time occurs, make any demand for or exercise any right with respect to, the registration of any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The Noteholder also agrees and consents to the entry of stop transfer instructions with Public Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock except in compliance with the foregoing restrictions.
     8. Action in Noteholder Capacity Only. Noteholder makes no agreement or understanding herein as a director or officer of Merger Partner. Noteholder signs solely in Noteholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Noteholder’s capacity as an officer or director of Merger Partner.
     9. Representations and Warranties of Noteholder.
          (a) Noteholder hereby represents and warrants to Public Company as follows: (i) Noteholder is the beneficial or record owner of the shares of capital stock of Merger Partner indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) Noteholder does not beneficially own any securities of Merger Partner other than the shares of capital stock and rights to purchase shares of capital stock of Merger Partner set forth on the signature page of this Agreement; (iii) Noteholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 5; and (iv) this Agreement has been duly and validly executed and delivered by Noteholder and constitutes a valid and binding agreement of Noteholder enforceable against Noteholder in accordance with its terms. Noteholder agrees to notify Public Company promptly of any additional shares of capital stock of Merger Partner of which Noteholder becomes the beneficial owner after the date of this Agreement.
          (b) As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Noteholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Noteholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Noteholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Noteholder’s legal power, authority or right to vote the Shares on any matter.
          (c) The execution and delivery of this Agreement and the performance by Noteholder of his, her or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Noteholder is a party or by which

Noteholder (or any of his, her or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Noteholder’s ability to perform his, her or its obligations under this Agreement or render inaccurate any of the representations made by Noteholder herein.
          (d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company, the Transitory Subsidiary or Merger Partner in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Noteholder.
          (e) Noteholder understands and acknowledges that Public Company, the Transitory Subsidiary and Merger Partner are entering into the Merger Agreement in reliance upon Noteholder’s execution and delivery of this Agreement and the representations and warranties of Noteholder contained herein.
     10. Exchange of Shares; Waiver of Rights of Appraisal. If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Noteholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Noteholder may have by virtue of his, her or its beneficial ownership of the Shares.
     11. Confidentiality. Noteholder recognizes that successful consummation of the Proposed Transaction may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Public Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Exchange Act, Noteholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Public Company and Merger Partner, except for disclosures Noteholder’s counsel advises are required by applicable law, in which case Noteholder shall give notice of such disclosure to Public Company and Merger Partner as promptly as practicable so as to enable Public Company and Merger Partner to seek a protective order from a court of competent jurisdiction with respect thereto.
     12. Termination. This Agreement, other than Sections 7 and 13 hereof, shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof or (b) the Effective Time (the “Expiration Date”). Notwithstanding anything in this Agreement to the contrary, Sections 7 and 13 hereof shall remain in full force and effect following the Effective Time for the time period provided in Section 7.
     13. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any waiver of any term or condition hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any term or condition other than that which is specified in such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
          (c) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
          (d) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(m) hereof. Nothing in this Section 13(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.
          (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          (g) Assignment and Successors. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, except that Public Company, without obtaining the consent of any other parties hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Public Company under this Section 13(g) shall relieve Public Company of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, without limitation, Noteholder’s estate and heirs upon the death of Noteholder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 13(g) shall be null and void.
          (h) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.

          (i) Cooperation. Noteholder agrees to cooperate fully with Public Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Public Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Noteholder hereby agrees that Public Company and Merger Partner may publish and disclose in the Registration Statement and any resale registration statement relating thereto (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, such Noteholder’s identity and ownership of Shares and the nature of such Noteholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Public Company or Merger Partner with the SEC relating to the Proposed Transaction.
          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          (k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          (l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Public Company and Merger Partner shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Noteholder set forth in this Agreement. Noteholder accordingly agrees that, in addition to any other remedies that may be available to Public Company or Merger Partner, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.
          (m) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as follows: (A) if to Public Company or Merger Partner, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies, and (B) if to Noteholder, to Noteholder’s address shown below Noteholder’s signature on the signature page hereof.
          (n) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement of amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
          (o) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

CRITICAL THERAPEUTICS, INC.:	NOTEHOLDER:

CAROLINA PHARMACEUTICALS LTD.

Name:

Title:	Name: Craig A. Collard
Title:

Address:

2000 Regency Parkway, Suite 255
Cary, NC 27518

Telephone: (919) 678-6611
Facsimile: (919) 678-6537
E-Mail Address: ccollard@cornerstonebiopharma.com

Shares Beneficially Owned by Noteholder:

shares of Merger Partner Common Stock

Merger Partner Stock Options

Merger Partner Warrants
[Signature Page to Merger Partner Noteholder Agreement]

CORNERSTONE BIOPHARMA HOLDINGS, INC.:

Name: Craig A. Collard
Title: President and Chief Executive Officer

CORNERSTONE BIOPHARMA, INC.:

Name: Craig A. Collard
Title: President and Chief Executive Officer
[Signature Page to Merger Partner Noteholder Agreement]

EXHIBIT A-3
PUBLIC COMPANY
STOCKHOLDER AGREEMENT
     THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of May ___, 2008, is by and among Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”), Critical Therapeutics, Inc., a Delaware corporation (“Public Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholders (each, a “Stockholder” and, together, the “Stockholders”) of Public Company.
     WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Merger Partner have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of the Transitory Subsidiary into Merger Partner in accordance with the terms of the Merger Agreement;
     WHEREAS, the Stockholders are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of Public Company as is indicated on the signature page of this Agreement; and
     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Merger Partner, each Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger;
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions.
          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
          “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.
          “Shares” means (i) all shares of capital stock of Public Company owned, beneficially or of record, by each Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Public Company acquired by each Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 9 below).
          “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
     2. Transfer and Voting Restrictions With Respect to the Shares.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, no Stockholder shall, except in connection with the Merger or as the result of the death of Stockholder, Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless the person to which such Shares are being Transferred shall have executed and delivered a counterpart of this Agreement and agreed pursuant thereto, for the benefit of Merger Partner, to hold such Shares subject to all terms and conditions of this Agreement.
          (b) Each Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Public Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Public Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement.
          (c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, no Stockholder will commit any act that could restrict or affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, no Stockholder will enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.
     3. Agreement to Vote Shares.
          (a) Prior to the Expiration Date, at every meeting of the stockholders of Public Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Public Company, each Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the issuance of shares of Public Company Common Stock in the Merger (the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Public Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Public Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Public Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Public Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).
          (b) If a Stockholder is the beneficial owner, but not the record holder, of the Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
     4. Grant of Irrevocable Proxy.
          (a) Each Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Merger Partner and each of its executive officers and any of them, in their capacities as officers of Merger Partner (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders at which any of the matters described in Section 3 hereof is to be considered.
          (b) Each Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.
          (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
          (d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholders may vote the Shares on all other matters.
          (e) Merger Partner may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.
     5. No Solicitation. No Stockholder, in his, her or its capacity as a Stockholder, shall directly or indirectly, (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information with respect to or in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.
     6. Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of Public Company. Each Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of Public Company.
     7. Representations and Warranties of Stockholder.
          (a) Each Stockholder hereby represents and warrants to Merger Partner as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of Public Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) Stockholder does not beneficially own any securities of Public Company other than the shares of capital stock and rights to purchase shares of capital stock of Public Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms. Each Stockholder agrees to notify Merger Partner promptly of any additional shares of capital stock of Public Company of which Stockholder becomes the beneficial owner after the date of this Agreement.
          (b) As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, each Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, no Stockholder has entered into any voting agreement (other than this Agreement) with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.
          (c) The execution and delivery of this Agreement and the performance by each Stockholder of his, her or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of his, her or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.
          (d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company, the Transitory Subsidiary or Merger Partner in respect of this Agreement based upon any arrangement or agreement made by or on behalf of any Stockholder.
          (e) Each Stockholder understands and acknowledges that Public Company, the Transitory Subsidiary and Merger Partner are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.
     8. Confidentiality. Each Stockholder recognizes that successful consummation of the Proposed Transaction may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Public Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Exchange Act, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Public Company and Merger Partner, except for disclosures Stockholder’s counsel advises are required by applicable law, in which case Stockholder shall give notice of such disclosure to Public Company and Merger Partner as promptly as practicable so as to enable Public Company and Merger Partner to seek a protective order from a court of competent jurisdiction with respect thereto.
     9. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof or (b) the Effective Time (the “Expiration Date”).
     10. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any waiver of any term or condition hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any term or condition other than that which is specified in such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
          (c) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
          (d) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Chancery Court of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(m) hereof. Nothing in this Section 10(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.
          (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          (g) Assignment and Successors. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, except that Merger Partner, without obtaining the consent of any other parties hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Merger Partner under this Section 10(g) shall relieve Merger Partner of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10(g) shall be null and void.
          (h) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.
          (i) Cooperation. Each Stockholder agrees to cooperate fully with Merger Partner and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Merger Partner to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Stockholder hereby agrees that Public Company and Merger Partner may publish and disclose in the Registration Statement and any resale registration statement relating thereto (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, each such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Public Company or Merger Partner with the SEC relating to the Proposed Transaction.
          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          (k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          (l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Public Company and Merger Partner shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of each Stockholder set forth in this Agreement. Each Stockholder accordingly agrees that, in addition to any other remedies that may be available to Public Company or Merger Partner, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.
          (m) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as follows: (A) if to Public Company or Merger Partner, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies, and (B) if to any Stockholder, to such Stockholder’s address shown below Stockholder’s signature on the signature page hereof.
          (n) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement of amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
          (o) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

CORNERSTONE BIOPHARMA	STOCKHOLDER:
HOLDINGS, INC.:

Name:

Name:	[Title:]

Title:	Address:

Telephone: (___) -
Facsimile: (___) -
E-Mail Address:

Shares Beneficially Owned by Stockholder:

shares of Public Company Common Stock

Warrants to acquire shares of Public
Company Common Stock

Options to acquire shares of Public
Company Common Stock
[Signature Page to Public Company Stockholder Agreement]

With respect to Section 2(b) only:

CRITICAL THERAPEUTICS, INC.:

Name:
Title:
[Signature Page to Public Company Stockholder Agreement]

EXHIBIT B
CERTIFICATE OF INCORPORATION
OF
CORNERSTONE BIOPHARMA HOLDINGS, INC.
     FIRST: The name of the Corporation is: Cornerstone BioPharma Holdings, Inc.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.
     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:
          1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          2. Election of directors need not be by written ballot.
          3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.
     SIXTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.
     As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.
     In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and provided, further, that no such advancement of expenses shall be made under this Article if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.
     The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
     All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
     The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.